Exhibit 10.20

STOCK PURCHASE AGREEMENT

by and among

CACI INTERNATIONAL INC

CACI, INC. – FEDERAL

THE WEXFORD GROUP INTERNATIONAL, INC.

and

THE STOCKHOLDERS OF THE WEXFORD GROUP INTERNATIONAL, INC.

Effective: May 30, 2007

ARTICLE 1	DEFINITIONS	1

1.1	Certain Matters of Construction	1
1.2	Cross References	2
1.3	Certain Definitions	3

ARTICLE 2	THE PURCHASE AND SALE OF SHARES	8

2.1	Purchase of the Shares from the Stockholders	8
2.2	Purchase Price	8

	2.2.1 The Aggregate Purchase Price	8
	2.2.2 The Purchase Price Paid at the Closing	8
	2.2.3 The Escrowed Portion of the Purchase Price	8

2.3	Additional Actions	9
2.4	Non-ESOP Stockholders’ Representative	9

	2.4.1 Appointment	9
	2.4.2 Successor Representative	10
	2.4.3 Death, Incapacity or Termination of a Non-ESOP Stockholder	10
	2.4.4 Notices	10
	2.4.5 Indemnity	10

2.5	ESOP Stockholder’s Representative	11

	2.5.1 Appointment	11
	2.5.2 Successor Representative	11
	2.5.3 Notices	11
	2.5.4 Indemnity	12

2.6	Net Assets Adjustment to Purchase Price	12

	2.6.1 Preparation of Closing Balance Sheet	12
	2.6.2 Review of Closing Balance Sheet	12
	2.6.3 Disputes	12
	2.6.4 Final Closing Balance Sheet	13
	2.6.5 Adjustments to the Purchase Price	13

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF WGI AND THE STOCKHOLDERS	13

3.1	Corporate Status of WGI	14
3.2	Capital Stock	14

	3.2.1 Authorized Stock of WGI	14
	3.2.2 Options and Convertible Securities of WGI	14

3.3	Subsidiaries	14
3.4	Authority for Agreement; Noncontravention	14

	3.4.1 Authority	14
	3.4.2 No Conflict	15

i

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v

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Exhibit 10.20

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of May 30, 2007 (the “Agreement”), by and among (i) CACI International Inc, a Delaware corporation (“Parent”), (ii) CACI, INC. – FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), (iii) The Wexford Group International, Inc., a Delaware corporation (“WGI”), (iv) the holders of all of the outstanding shares of stock of WGI, which are listed on Schedule 3.2 hereto (each a “Stockholder” and collectively, the “Stockholders”), (v) William H. Reno in his capacity as the Non-ESOP Stockholders’ Representative (as defined in Section 2.4.1), and (vi) Bryan Stanford in his capacity as the ESOP Stockholder’s Representative (as defined in Section 2.5.1).

WITNESSETH

WHEREAS, the Stockholders own all of the issued and outstanding shares of common stock, $0.01 par value per share, of WGI (the “WGI Common Stock”);

WHEREAS, at the closing of the transactions contemplated by this Agreement, the Stockholders desire to sell all of their shares of WGI Common Stock (the “Shares”) and Federal desires to purchase all (but not less than all) of the Shares (the “Transaction”); and

WHEREAS, Parent, Federal, the Stockholders and WGI desire to make certain representations and warranties and other agreements in connection with the Transaction;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1 Definitions

1.1    Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

1.2    Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition

338 Forms	Section 6.6.9
338(h)(10) Election	Section 6.6.8
ADSP	Section 6.6.9
Agreement	Preamble
Allocation Schedule	Section 6.6.9
Allocations	Section 6.6.9
Antitrust Filings	Section 6.8
Auditor	Section 2.6.3
Closing	Section 2.1
Closing Balance Sheet	Section 2.6.1
Closing Date	Section 2.1
Direct Claim Notice	Section 6.2.4(a)
Direct Claim Notice Period	Section 6.2.4(a)
Direct Payment	Section 2.2.2
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Escrow Account or Accounts	Section 2.2.3
Escrow Agent	Section 2.2.3
Escrow Agreement	Section 2.2.3
Escrow Payment	Section 2.2.3
ESOP Stockholder’s Representative	Section 2.5.1
Expenses	Section 6.1.1
FAR	Section 3.24.3
Federal	Preamble
Final Closing Balance Sheet	Section 2.6.4
Final Escrow Distribution	Section 6.2.10(b)
Fully Diluted Per Share Closing Purchase Price	Section 2.2.2(a)
GAAP	Section 2.6.1
Governmental Entity	Section 3.4.2
Indemnified Persons	Section 6.13.1
Independent Contractor List	Section 3.12.5
Initial Escrow Distribution	Section 6.2.10(a)
Initial Escrow Distribution Date	Section 6.2.10(a)
Insurance Amount	Section 6.13.2
Key Person Non-Compete Agreement	Section 7.2.8(b)
Material Contracts	Section 3.17.1
Non-ESOP Stockholders’ Representative	Section 2.4.1
Objection	Section 2.6.2
Parent	Preamble
Parent Indemnitees	Section 6.2.2(a)
Permits	Section 3.8
Post Closing Tax Period	Section 6.6.2(b)(i)

Pre-Closing Tax Period	Section 6.6.2(a)
Purchase Price	Section 2.2.1
Shadow Stockholder or Shadow Stockholders	Section 3.11.8
Shadow Stockholder Releases	Section 7.2.18
Shares	Recitals
Special Account	Section 6.12
Stockholder or Stockholders	Preamble
Stockholder Indemnitees	Section 6.2.1(a)
Stockholder Consulting Agreement	Section 7.2.8(a)
Straddle Period or Straddle Periods	Section 6.6.2(a)
Survival Date	Section 8.1
Surviving Representations	Section 8.1(b)
Transaction	Recitals
Welfare Plan	Section 3.11.6
WGI	Preamble
WGI Balance Sheet	Section 3.5
WGI Common Stock	Recitals
WGI Financial Statements	Section 3.5
WGI Government Contract	Section 3.24.1
WGI Insurance Contracts	Section 3.19
WGI Plans	Section 3.11.1
WGI Proprietary Rights	Section 3.18.1

1.3    Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

Business Day: any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

COBRA: Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and any similar state law.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to WGI and which are used in WGI’s business but are in no way a component of or incorporated in or specifically required to develop any of WGI’s products and related trademarks and technology.

Commercially Reasonable Efforts: the efforts that a prudent business person desirous of achieving a result would use under similar circumstances to efficiently and expeditiously achieve that result, taking into account the potential benefits of achieving that result and the potential costs and risks of taking such actions.

Control: (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Direct Claim and Direct Claims: any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Materials of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any Legal Requirement relating to the protection of public health, safety or the environment.

Equity Holders’ Pro Rata Percentage: with respect to any (a) holder of WGI Common Stock, the percentage equivalent of the fraction, the numerator of which shall be the number of shares of WGI Common Stock held by each holder immediately prior to the Closing and the denominator of which shall be the total number of Fully Diluted Shares and (b) any holder of WGI Shadow Stock Units, the percentage equivalent of the fraction, the numerator of which shall be the number of WGI Shadow Stock Units held by each holder immediately prior to the Closing and the denominator of which shall be the total number of Fully Diluted Shares.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: any Person at any relevant time considered a single employer under Code Section 414 with WGI or any Subsidiary; or any member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes WGI or any Subsidiary (as defined for purposes of Section 414(b), (c) and (m) of the Code).

ESOP: The Wexford Group International, Inc. Employee Stock Ownership Plan (Plan #002) and its related trust, originally effective January 1, 2005.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Flow of Funds Memorandum: a memorandum that sets forth the distribution of the Purchase Price and other payments in connection with the Transaction, which shall be agreed to by Parent and the Stockholders’ Representatives.

Fully Diluted Shares: the sum of the number of shares of WGI Common Stock outstanding immediately prior to the Closing plus the number of WGI Shadow Stock Units outstanding immediately prior to the Closing.

Government Contract: any prime contract, purchase order, delivery order or task order with the United States Government and any contract, purchase order, delivery order or task order with a prime contractor or higher-tier subcontractor under a prime contract, purchase order, delivery order or task order with the United States Government.

Indemnified Party: a party that has the right under Section 6.2 to seek indemnification from an Indemnifying Party.

Indemnifying Party: a party that has the obligation under Section 6.2 to indemnify an Indemnified Party.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Knowledge of WGI: shall mean the actual, current knowledge of William H. Reno, Hank L. Kinnison, Janice M. Lynch, Paul Roche, Bryan Stanford, Randy Sullivan and John N. Turner.

Legal Requirement: any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any principle of common law.

Letter of Intent: the letter dated April 3, 2007, from Thomas Mutryn, Executive Vice President, Acting Chief Financial Officer and Treasurer of Parent, to William H. Reno, President and CEO of WGI, expressing the companies’ intention to effect the stock purchase and related transactions, subject to execution of this Agreement and other matters.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements).

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Net Assets: total assets of WGI less total liabilities of WGI as of the Closing Date and as set forth on the Final Closing Balance Sheet, each as determined in accordance with GAAP applied consistently with WGI’s past practices and Exhibit A.

Net Assets Adjustment: the number (positive or negative) calculated on the basis of the Net Assets, which is determined as follows:

(i)    if the Net Assets are greater than $10,000,000, then the Net Assets Adjustment is a positive number equal to such excess;

(ii)    if the Net Assets equal $10,000,000, then the Net Assets Adjustment is zero; and

(iii)    if the Net Assets are less than $10,000,000, then the Net Assets Adjustment is a negative number equal to such deficit.

Non-ESOP Stockholders: the Stockholders other than the ESOP.

Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

Person: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and not incurred in connection with the borrowing of money.

Stockholders’ Representatives: the Non-ESOP Stockholders’ Representative and the ESOP Stockholder’s Representative.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by WGI.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Third-Party Claims: a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

Trust: The Reno Family Dynasty Trust, established on April 4, 2007.

WGI 401(k) Plan: The Wexford Group International Retirement Plan (Plan #001), formerly named Wexford Group International, Inc. 401(k) Profit Sharing Plan & Trust, originally effective September 1, 1999.

WGI Leases: each lease, sublease, license or other agreement under which WGI uses, occupies or has the right to occupy any real property or interest therein.

WGI Material Adverse Effect: means any effect that is material and adverse to the financial condition, results of operations, prospects or the economic aspects of the business of WGI; provided, however, that WGI Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by governmental authorities, (b) changes in GAAP or regulatory accounting requirements, (c) changes in general economic or market conditions, (d) any public announcement of this Agreement in accordance with Section 6.2 of this Agreement or (e) the effects of any action or omission taken with the prior written consent of Parent or Federal or as otherwise required by this Agreement.

WGI Shadow Stock Units: Shadow Stock Units as defined in WGI’s 2006 Long Term Shadow Stock Units Incentive Plan.

Article 2

The Purchase and Sale of Shares

2.1    Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Stockholders shall sell, transfer, convey or assign and deliver to Federal, and Federal shall purchase, acquire and accept from the Stockholders, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party. At the Closing, the Stockholders shall deliver to Federal certificates evidencing the Shares duly endorsed in blank or with stock powers or other appropriate instruments of transfer duly executed, with signatures guaranteed. The Closing shall take place at the offices of Parent in Arlington, Virginia, commencing at 10:00 a.m. local time on June 29, 2007, or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, but shall be effective as of June 30, 2007, at 11:59 pm. (the “Closing Date”).

2.2    Purchase Price.

2.2.1    The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Federal for the Shares shall be One Hundred Fifteen Million Dollars ($115,000,000), subject to adjustment as provided below in Section 2.6. All payments of the Purchase Price under this Section 2.2 shall be made by wire transfer of immediately available funds in accordance with the Flow of Funds Memorandum, which shall be signed by the Stockholders’ Representatives and Parent and delivered at the Closing.

2.2.2    The Purchase Price Paid at the Closing. The Purchase Price less (i) the Escrow Payment and (ii) the Expenses of WGI or the Stockholders being paid at the Closing pursuant to Section 6.1.2 (the “Direct Payment”) shall be paid by Federal on the Closing Date as follows:

(a)    Federal shall pay to each Stockholder an amount equal to (i) the number of shares of WGI Common Stock being acquired by Federal at Closing from such Stockholder multiplied by (ii) the quotient obtained by dividing the Direct Payment by the total number of Fully Diluted Shares (the “Fully Diluted Per Share Closing Purchase Price”); and

(b)    Federal shall pay WGI an amount equal to (i) the total number of WGI Shadow Stock Units being terminated at Closing in connection with the Transaction multiplied by (ii) the Fully Diluted Per Share Closing Purchase Price, which amount, less applicable withholding Taxes (which WGI will pay to the applicable Tax authorities), shall be distributed by WGI to the Shadow Stockholders, in proportion to their respective Equity Holders’ Pro Rata Percentages, within three (3) Business Days following the Closing Date.

2.2.3    The Escrowed Portion of the Purchase Price. For the purpose of securing the Stockholders’ and Shadow Stockholders’ obligations pursuant to Section 6.2 and Federal’s right, if any, to a refund as a result of a Net Assets Adjustment pursuant to Section 2.6, Twelve Million Five Hundred Thousand Dollars ($12,500,000) of the total Purchase Price (the

“Escrow Payment”) shall be delivered to PNC Bank NA (the “Escrow Agent”) to be administered by the Escrow pursuant to an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”), which agreement shall provide for separate escrow accounts (each an “Escrow Account” and collectively, the “Escrow Accounts”) to hold William H. Reno’s, the ESOP’s, the Trust’s and the Shadow Stockholders’ portions of the Escrow Payment and shall provide that the Escrow Agent shall be the agent of the ESOP’s trustee. The Escrow Payment shall be released as provided in Sections 2.6 and 6.4.10 and in the Escrow Agreement.

2.3    Additional Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Federal title to or ownership or possession of the Shares acquired pursuant to this Agreement, the Stockholders, as well as the officers and directors of WGI and Federal, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and upon request will take, all such Commercially Reasonable Efforts as are lawful and necessary action to so vest, perfect or confirm in Federal title to or ownership of the Shares, so long as such action is consistent with this Agreement.

2.4    Non-ESOP Stockholders’ Representative.

2.4.1    Appointment. The Non- ESOP Stockholders hereby appoint William H. Reno as the true and lawful agent and attorney-in-fact (the “Non-ESOP Stockholders’ Representative”) of the Non-ESOP Stockholders with full power of substitution to act in the name, place and stead of the Non-ESOP Stockholders with respect to the surrender of the stock certificates owned by the Non-ESOP Stockholders to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the Non-ESOP Stockholders in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Non-ESOP Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a)    to act for the Non-ESOP Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Non-ESOP Stockholders and to transact matters of litigation;

(b)    to execute and deliver all ancillary agreements, certificates and documents that the Non-ESOP Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c)    to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price;

(d)    to do or refrain from doing any further act or deed on behalf of the Non-ESOP Stockholders that the Non-ESOP Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Non-ESOP Stockholders could do if personally present; and

(e)    to receive service of process in connection with any claims under this Agreement.

The appointment of the Non-ESOP Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and WGI may conclusively and absolutely rely, without inquiry, upon any action of the Non-ESOP Stockholders’ Representative in all matters referred to herein.

2.4.2    Successor Representative. If William H. Reno resigns, dies or is otherwise unable to serve as the Non-ESOP Stockholders’ Representative, the successor Non-ESOP Stockholders’ Representative shall be designated in writing by the Non-ESOP Stockholders who held a majority of the WGI Common Stock immediately prior to the Closing. Any change in the Non-ESOP Stockholders’ Representative shall become effective only upon delivery of a written notice of such change to Parent.

2.4.3    Death, Incapacity or Termination of a Non-ESOP Stockholder. If any individual Non-ESOP Stockholders should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Non-ESOP Stockholders’ Representative pursuant to this Section 2.4 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Non-ESOP Stockholders’ Representative or the Surviving Corporation shall have received notice of such death, incapacity, termination or other event.

2.4.4    Notices. All notices required to be made or delivered by Parent, Federal or WGI to the Non-ESOP Stockholders shall be made to the Non-ESOP Stockholders’ Representative for the benefit of the Non-ESOP Stockholders and shall discharge in full all notice requirements of Parent, Federal or WGI to the Non-ESOP Stockholders with respect thereto. The Non-ESOP Stockholders hereby confirm all that the Non-ESOP Stockholders’ Representative shall do or cause to be done by virtue of his appointment as the Non-ESOP Stockholders’ Representative of the Non-ESOP Stockholders.

2.4.5    Indemnity. The Non-ESOP Stockholders’ Representative shall act for the Non-ESOP Stockholders on all of the matters set forth in this Agreement in the manner the Non-ESOP Stockholders’ Representative believes to be in the best interest of the Non-ESOP Stockholders and consistent with the obligations under this Agreement, but the Non-ESOP Stockholders’ Representative shall not be responsible to the Non-ESOP Stockholders for any loss or damages the Non-ESOP Stockholders may suffer by the performance by the Non-ESOP Stockholders’ Representative of his duties under this Agreement, other than loss or damage arising from willful violation by the Non-ESOP Stockholders’ Representative of the law or his duties under this Agreement. The Non-ESOP Stockholders’ Representative and his heirs and personal or legal representatives shall be held harmless by the Non-ESOP Stockholders from, and indemnified against any loss or damages arising out of or in connection with the performance of his obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the willful violation of the law by the Non-ESOP Stockholders’ Representative of his duties hereunder. The foregoing indemnity shall survive the resignation or substitution of the Non-ESOP Stockholders’ Representative.

2.5    ESOP Stockholder’s Representative.

2.5.1    Appointment. The ESOP hereby appoints Bryan Stanford as its true and lawful agent and attorney-in-fact (the “ESOP Stockholder’s Representative”) with full power of substitution to act in the name, place and stead of the ESOP with respect to the surrender of the stock certificates owned by the ESOP to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the ESOP in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the ESOP Stockholder’s Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a)    to act for the ESOP with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the ESOP and to transact matters of litigation;

(b)    to execute and deliver all ancillary agreements, certificates and documents that the ESOP Stockholder’s Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c)    to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price;

(d)    to do or refrain from doing any further act or deed on behalf of the ESOP that the ESOP Stockholder’s Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the ESOP could do if personally present; and

(e)    to receive service of process in connection with any claims under this Agreement.

The appointment of the ESOP Stockholder’s Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and WGI may conclusively and absolutely rely, without inquiry, upon any action of the ESOP Stockholder’s Representative in all matters referred to herein.

2.5.2    Successor Representative. If Bryan Stanford resigns, dies or is otherwise unable to serve as the ESOP Stockholder’s Representative, the successor ESOP Stockholder’s Representative shall be designated in writing by the ESOP. Any change in the ESOP Stockholder’s Representative shall become effective only upon delivery of a written notice of such change to Parent.

2.5.3    Notices. All notices required to be made or delivered by Parent, Federal or WGI to the ESOP shall be made to the ESOP Stockholder’s Representative for the benefit of the ESOP and shall discharge in full all notice requirements of Parent, Federal or WGI to the ESOP with respect thereto. The ESOP hereby confirms all that the ESOP Stockholder’s Representative shall do or cause to be done by virtue of his appointment as the ESOP Stockholder’s Representative of the ESOP.

2.5.4    Indemnity. The ESOP Stockholder’s Representative shall act for the ESOP on all of the matters set forth in this Agreement in the manner the ESOP Stockholder’s Representative believes to be in the best interest of the ESOP and consistent with the obligations under this Agreement, but the ESOP Stockholder’s Representative shall not be responsible to the ESOP for any loss or damages the ESOP may suffer by the performance by the ESOP Stockholder’s Representative of his duties under this Agreement, other than loss or damage arising from willful violation of the law by the ESOP Stockholder’s Representative of his duties under this Agreement. The ESOP Stockholder’s Representative and his heirs and personal or legal representatives shall be held harmless by the ESOP from, and indemnified against any loss or damages arising out of or in connection with the performance of his obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the willful violation by the ESOP Stockholder’s Representative of the law or his duties hereunder. The foregoing indemnity shall survive the resignation or substitution of the ESOP Stockholder’s Representative.

2.6    Net Assets Adjustment to Purchase Price.

2.6.1    Preparation of Closing Balance Sheet. As soon as reasonably practicable after the Closing Date (but not later than sixty (60) days thereafter), Federal shall prepare or cause to be prepared and shall deliver to the Stockholders’ Representatives a Closing Balance Sheet for WGI as of the close of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied with the past practices of WGI.

2.6.2    Review of Closing Balance Sheet. The Stockholders’ Representatives, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent the Stockholders’ Representatives may deem necessary or appropriate, make reasonable inquiry of WGI, Federal and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet. The Stockholders’ Representatives and their advisors shall have full and unobstructed access upon prior written notice and during normal business hours to the books, papers, work papers, schedules, calculations, and records relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of any objection thereto. The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Stockholders’ Representatives on behalf of the Stockholders unless either of the Stockholders’ Representatives shall have notified Federal in writing of any objections thereto (the “Objection”) within thirty (30) days after receipt of the Closing Balance Sheet.

2.6.3    Disputes. In the event of the Objection, Federal shall have twenty (20) days to review and respond in writing to the Objection, and Federal and the Stockholders’ Representatives and their respective employees and/or advisors shall attempt to resolve the differences underlying the Objection within twenty (20) days following completion of Federal’s review of the Objection. Disputes between Federal and the Stockholders’ Representatives which cannot be resolved by them within such 20-day period shall be referred no later than such twentieth (20th) day for decision to a nationally-recognized independent public accounting firm mutually selected by the Stockholders’ Representatives and Federal (which firm shall not be either of (a) the independent public accountants of Federal or (b) the independent public accountants used by WGI prior to the Closing Date) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by the Stockholders’ Representatives and Federal and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. Federal and the Representative each agree to execute a reasonable engagement letter proposed by the Auditor. The Auditor shall deliver its written determination to Federal and the Stockholders’ Representatives no later than the thirtieth (30th) day after the remaining differences underlying the Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Federal and the Stockholders. Federal and the Stockholders shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor, and the Auditor shall be required to maintain the confidentiality of the information and documents received by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Federal’s and the Stockholders’ Representatives’ disagreement.

2.6.4    Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (a) the Stockholders’ Representatives’ failure to object thereto within the period permitted under Section 2.6.2, (b) the agreement between Federal and the Stockholders’ Representatives with respect thereto and (c) the decision by the Auditor with respect to any disputes under Section 2.6.3. The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.6.5    Adjustments to the Purchase Price. As soon as practicable (but not more than five (5) Business Days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.6, (a) if the Net Assets Adjustment is negative, an amount equal to the absolute value of the Net Assets Adjustment shall be promptly distributed to Parent out of the funds held in the Escrow Accounts in proportion to William H. Reno’s, the ESOP’s, the Trust’s and the Shadow Stockholders’ share (based upon their respective Equity Holders’ Pro Rata Percentage) of such distribution, which shall constitute an immediate adjustment of the Purchase Price in such amount, and (b) if the Net Assets Adjustment is positive, Parent or Federal shall pay to the Non-ESOP Stockholders and Shadow Stockholders and the escrow agent of an escrow to be set up by Parent at Closing shall pay to the ESOP Stockholder, based on their Equity Holders’ Pro Rata Percentage, the amount of the Net Assets Adjustment, which shall constitute an immediate adjustment of the Purchase Price in such amount. Any payment to the Shadow Stockholders shall be net of any required Tax withholdings, which amounts shall be paid by Federal to the appropriate Tax authorities.

Article 3

Representations and Warranties of WGI and the Stockholders

Except for those representations and warranties expressly set forth in this Article 3, neither WGI nor any Stockholder makes any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities and operations of WGI or any other matter, and any such other representations or warranties are hereby expressly disclaimed in full and for all time. WGI and each of the Stockholders jointly and severally represent and warrant to Parent and Federal as follows:

3.1    Corporate Status of WGI. WGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. WGI is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary. All jurisdictions in which WGI is qualified to do business are set forth on Schedule 3.1 hereto.

3.2    Capital Stock.

3.2.1    Authorized Stock of WGI. The authorized capital stock of WGI consists of 3,000,000 shares of WGI Common Stock, of which 2,552,000 shares are issued and outstanding. All of the outstanding shares of WGI Common Stock have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. Schedule 3.2 hereto accurately lists the name of each holder of issued and outstanding capital stock of WGI and the number of shares owned by each. The Stockholders together own of record and beneficially all the outstanding shares of WGI Common Stock.

3.2.2    Options and Convertible Securities of WGI. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating WGI to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which WGI or any Stockholder is a party with respect to the voting of the shares of WGI Common Stock, and WGI is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of WGI Common Stock or any other securities of WGI.

3.3    Subsidiaries. WGI has no Subsidiaries. WGI has not acquired, sold, divested or liquidated any corporate entity or line of business.

3.4    Authority for Agreement; Noncontravention.

3.4.1    Authority. WGI has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of WGI’s obligations hereunder, have been duly and validly authorized by the board of directors of WGI, and no other corporate proceedings on the part of WGI are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of WGI’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by WGI and the Stockholders have been duly executed and delivered by WGI and the Stockholders and constitute valid and binding obligations of WGI and the Stockholders, enforceable against WGI and the Stockholders in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2    No Conflict. Except as set forth on Schedule 3.4 hereto, none of the execution, delivery or performance of this Agreement and the agreements referenced herein, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of WGI’s charter documents or by-laws, (b) violate any provisions of any trust document of any Stockholder that is a trust, (c) with respect to the ESOP, violate any provisions of any ESOP document, or violate Section 409(e)(3) of the Code, or constitute or result in a prohibited transaction under the Code or ERISA, or result in any improper delegation of fiduciary duties to any Person, including, but not limited to, the ESOP Stockholder’s Representative, (d) with respect to the ESOP, result in a Tax imposed under either Section 4978 or Section 4979A of the Code or (e) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which WGI is a party or by which WGI or any of its assets or properties are bound or which is applicable to WGI or any of its assets or properties. Except to the extent that novation is required as further described in Section 6.5.2 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by WGI under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith; (ii) the filing of merger notifications, applications, documents and information with competition authorities of foreign jurisdictions to the extent applicable; and (iii) such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have an WGI Material Adverse Effect.

3.5    Financial Statements. WGI has previously furnished Parent with a copy of (a) the audited balance sheet of WGI as of December 31, 2006 and the audited statements of operations, cash flows and changes in the stockholders’ equity of WGI for the year then ended and (b) the unaudited balance sheet of WGI as of March 31, 2007, and the unaudited statement of operations of WGI for the three-month period then ended. The annual financial statements were audited by Argy, Wiltse & Robinson, P.C., certified public accountants. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “WGI Financial Statements” and the balance sheet of WGI as of December 31, 2006 is referred to herein as the “WGI Balance Sheet.” Each of the balance sheets included in the WGI Financial Statements (including any related notes) fairly presents in all material respects the financial position of WGI as of its date, and the other statements included in the WGI Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and the stockholders’ equity, as the case may be, of WGI for the periods therein set forth, in each case in accordance with GAAP consistently applied, subject, in the case of the three-month period ended on March 31, 2007, to normal year-end audit adjustments.

3.6    Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since December 31, 2006, WGI has not suffered any WGI Material Adverse Effect, and there has not occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in an WGI Material Adverse Effect. Except as set forth on Schedule 3.6 hereto, since December 31, 2006, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by WGI of, any of the shares of capital stock of WGI, or any commitment relating to any of the foregoing.

3.7    Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 hereto, WGI has no Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the WGI Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the date of the WGI Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have an WGI Material Adverse Effect, (b) Liabilities permitted or contemplated by this Agreement, and (c) Liabilities expressly disclosed on the Schedules delivered hereunder.

3.8    Compliance with Applicable Law, Charter and By-Laws. WGI has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have an WGI Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby (collectively and after giving effect to such exceptions, the “Permits”). All of such Permits are in full force and effect. WGI is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of WGI, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. The business of WGI is being conducted in compliance in all material respects with all applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. WGI is not in default or violation of any provision of its charter documents or its by-laws.

3.9    Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 hereto, (a) there is no investigation by any Governmental Entity with respect to WGI pending or, to the Knowledge of WGI, threatened, nor has any Governmental Entity indicated to WGI an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of WGI, threatened against or involving WGI or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against WGI.

3.10    Tax Matters.

3.10.1    Filing of Returns. WGI has filed all Tax Returns that it is required to file (taking into account all extensions) under applicable laws and regulations on or before the Closing Date. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations. All Taxes shown as due and owing on such Tax Returns by WGI have been paid. Except as set forth on Schedule 3.10 hereto, WGI is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in the last two (2) years by an authority in a jurisdiction where WGI does not file Tax Returns that WGI is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of WGI, is there any factual or legal basis for any such claim. There are no Security Interests (other than Permitted Encumbrances) upon any of the assets of WGI that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2    Payment of Taxes. WGI has withheld and paid all Taxes required to have been withheld and paid by WGI in connection with any amounts paid or owing by WGI to any employee or stockholder, and all Forms W-2 and 1099 required with respect to employees, independent contractors and stockholders have been properly completed and timely filed.

3.10.3    Assessments or Disputes.

(a)    The Stockholders do not expect any authority to assess any additional Taxes against WGI for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to WGI. WGI has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where WGI has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against WGI. Schedule 3.10 hereto lists those Tax Returns of WGI that have been audited, and indicates those Tax Returns of WGI that currently are the subject of audit. WGI has delivered to Parent correct and complete, in all material respects, copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by WGI filed or received since December 31, 2000.

(b)    WGI has no liability for any material dispute or claim concerning any Tax liability of the Stockholders relating to income of WGI either (A) claimed or raised by any authority in writing or (B) as to which the Stockholders have knowledge based upon personal contact with any agent of such authority. There is no dispute or claim for which WGI could have liability concerning any Tax liability of the Stockholders relating to the income of WGI for any taxable period during which the Stockholders have owned shares in WGI.

3.10.4    Waiver of Statute of Limitations. WGI has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5    Tax Returns and Tax Sharing Agreements. To the Knowledge of WGI, WGI has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. WGI is not a party to and is not bound by any Tax allocation or sharing agreement. WGI (a) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was WGI) and (b) does not have any Liability for the Taxes of any Person (other than WGI) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

3.10.6    Unpaid Taxes. The unpaid Taxes of WGI (a) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of WGI in filing their Tax Returns. Since the date of the most recent balance sheet, WGI has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

3.10.7    Unclaimed Property. WGI has no material assets that may constitute unclaimed property under applicable law. WGI has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, WGI has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. WGI’s records are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

3.10.8    No Changes in Accounting, Closing Agreement, Installment Sale. WGI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(b)    “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(c)    intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(d)    installment sale or open transaction disposition made on or prior to the Closing Date; or

(e)    prepaid amount received on or prior to the Closing Date.

3.10.9    Transactions. WGI has not (a) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361, (b) acquired assets from another corporation in a transaction in which WGI’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (c) acquired the stock of any corporation which was a subchapter S corporation or a qualified subchapter S subsidiary.

3.10.10    S Corporation. WGI has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since January 6, 1992, and WGI will be an S corporation up to and including the Closing Date. Since January 6, 1992, WGI has had only one class of stock within the meaning of section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder, and each outstanding share of WGI Common Stock confers identical rights to distributions and liquidation proceeds, taking into account the corporate charter, articles of incorporation, bylaws, applicable state law, and binding agreements relating to distribution and liquidation proceeds.

3.10.11    Built-In Gain. WGI will not recognize any built-in gain under Section 1374 of the Code as a result of the 338(h)(10) Election contemplated by Section 6.6.7 hereof.

3.10.12    Limited NOLs. WGI does not have any net operating losses or other tax attributes that are subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

3.10.13    Gain Recognition Agreements. WGI is not a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.

3.10.14    Joint Ventures, Partnerships, etc. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which WGI is a party and that could be treated as a partnership for federal income tax purposes.

3.10.15    Foreign Permanent Establishments. WGI does not have, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

3.11    Employee Benefit Plans.

3.11.1    List of Plans. Schedule 3.11 hereto contains a correct and complete list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement) (i) that is currently, or has been at any time in the three (3) prior calendar years, maintained, administered, contributed to or required to be contributed to by WGI or any Subsidiary, (ii) to which WGI or any Subsidiary is a party or has any Liability, or (iii) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of WGI, any Subsidiary or any ERISA Affiliate of WGI (collectively, the “WGI Plans”). WGI has made available to Parent (i) accurate and complete copies of all WGI Plan documents currently in effect or at any time in effect in the three (3) prior calendar years (and, in the absence of such documents, written descriptions) and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said WGI Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all WGI Plans for which financial statements or actuarial reports are required or have been prepared, and (iii) accurate and complete copies of all annual reports and summary annual reports for all WGI Plans (for which annual reports are required) prepared for the three (3) most recent plan years. WGI has also made available to Parent complete copies of other current and material plan summaries, employee booklets, personnel manuals and other material documents or written materials (apart from routine forms and correspondence related to the WGI Plans) concerning the WGI Plans that are in possession of WGI, any Subsidiary or any ERISA Affiliate of WGI as of the date hereof. Except as provided in Schedule 3.11 hereto, neither WGI nor any Subsidiary nor any ERISA Affiliate of WGI has ever maintained or contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA), or to any multiple employer plan within the meaning of ERISA Section 210 or Code Section 413(c), or any “multiple employer welfare arrangement,” as defined in ERISA Section 3(40).

3.11.2    Code Section 409A. Each WGI Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance since January 1, 2005 with the provisions of Section 409A of the Code and regulations and other guidance promulgated thereunder.

3.11.3    ERISA.

(a)    No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any WGI Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any WGI Plan that is subject to Title IV of ERISA. Neither WGI nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, a Liability (direct or indirect) under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The assets of WGI are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of WGI or any ERISA Affiliate to make timely installments or other payments required under Code Section 412 prior to the Closing Date.

(b)    With respect to all the WGI Plans, WGI and every ERISA Affiliate of WGI are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect and have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all WGI Plans have been timely filed or delivered. Neither WGI nor any ERISA Affiliate of WGI, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the WGI Plans, has engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject WGI or its Affiliates, directors or employees or the WGI Plans or the trusts relating thereto or any party dealing with any of the WGI Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. No fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with either the administration or the assets of any WGI Plan.

3.11.4    Plan Determinations. Each WGI Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify or has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code or a period of time remains to apply for such a determination; copies of all determination letters have been delivered to Parent, and to the Knowledge of WGI, nothing has occurred since the date of such determination letters which is likely to cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any WGI Plan.

3.11.5    Funding. Except as set forth on Schedule 3.11 hereto:

(a)    all material contributions, premiums or other payments by WGI due or required to be made under any WGI Plan prior to the date hereof have been made as of the date hereof or, if required by GAAP, are properly reflected on WGI’s financial statements;

(b)    there are no pending or, to the Knowledge of WGI, threatened audits, investigations, examinations, actions, liens, suits, or proceedings relating to any WGI Plan other than routine claims by Persons entitled to benefits thereunder, nor is any WGI Plan the subject of any pending (or, to the Knowledge of WGI, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor, the Pension Benefit Guaranty Corporation or any other Person;

(c)    no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any WGI Plan;

(d)    with respect to any WGI Plan that is qualified under Section 401(k) of the Code (including, without limitation, the WGI 401(k) Plan), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which WGI could be subject to any Liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. All employee contributions, including elective deferrals, to the WGI 401(k) Plan and any other WGI Plan have been segregated from WGI’s general assets and deposited into the trust established pursuant to such plan in a timely manner in accordance with the regulations of the U.S. Department of Labor and other applicable law; and

(e)    neither WGI nor any Subsidiary has liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded “defined benefit plan” (as defined in ERISA Section 3(35)).

3.11.6    Welfare Plans. With respect to any WGI Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA (a “Welfare Plan”) and except as set forth on Schedule 3.11 hereto, (i) each Welfare Plan for which contributions are claimed by WGI or any Subsidiary as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any WGI Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to employees of WGI or any Subsidiary or any ERISA Affiliate of any of them. None of the WGI Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by COBRA, and, to the Knowledge of WGI, none of WGI or any Subsidiary or any ERISA Affiliate of any of them has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by COBRA or a similarly applicable state statute and except for the continuation of health or welfare benefits to former employees or service providers through the end of the month in which they terminate service, or pursuant to post-termination severance arrangements. No WGI Plan or employment agreement provides health benefits that are not insured through an insurance contract other than a Code Section 125 WGI Plan. Each WGI Plan is amendable and terminable unilaterally by WGI at any time without material liability to WGI as a result thereof, and no WGI Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits WGI from amending or terminating any such WGI Plan.

3.11.7    Effect of Transaction. Except as specifically set forth in Schedule 3.11 hereto, no employee or former employee of WGI, any Subsidiary or any ERISA Affiliate of WGI or any other Person will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement, and there is no contract, plan or arrangement covering any employee or former employee of WGI, any Subsidiary or any ERISA Affiliate of WGI or any other Person that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible to Parent, WGI or any Subsidiary by reason of Sections 280G of the Code. Schedule 3.11 hereto accurately lists the name of each holder (each a “Shadow Stockholder” and collectively, “Shadow Stockholders”) of WGI Shadow Stock Units and the number of WGI Shadow Stock Units owned by each.

3.11.8    Requirements of Code Section 409(p). During all relevant time periods, there have been no failures to meet the requirements of Code Section 409(p). Except as described on Schedule 3.11 hereto, the ESOP is not, and will not become as a result of the transactions contemplated by this Agreement, a party to any loan or other extension of credit.

3.12    Employment-Related Matters.

3.12.1    Labor Relations. Except to the extent set forth on Schedule 3.12 hereto: (a) WGI is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of WGI; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of WGI, threatened against or otherwise affecting WGI, and WGI has not experienced the same within the last three (3) years; (c) WGI has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program within the last three (3) years, nor has WGI planned or announced any such action or program for the future with respect to which WGI has any material liability; and (d) all material salaries, wages, vacation pay, bonuses, commissions and other compensation due from WGI before the date hereof have been paid or accrued as of the date hereof.

3.12.2    Employee List. WGI has heretofore delivered to Parent a list (the “Employee List”) dated as of the date of this Agreement containing the name of each person employed by WGI and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim in the last five (5) years or, to the Knowledge of WGI, has any reasonable basis to assert any claim against WGI that either the continued employment by, or association with, WGI of any of the present officers or employees of, or consultants to, WGI contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information. WGI shall deliver to Federal at the Closing an Employee List updated as of the Closing Date.

3.12.3    No Foreign Employees. Neither WGI nor any Subsidiary employs, or has in the past employed, Persons permanently located outside of the United States.

3.12.4    Employee Agreements. Except as set forth on Schedule 3.12 hereto, no employee, officer or consultant of WGI has executed an employment agreement or consultant agreement. WGI’s standard forms of consultant agreement are attached hereto as Exhibit 3.12. To the Knowledge of WGI, except as set forth on Schedule 3.12 hereto, no current or former employee, officer or consultant of WGI is in violation of any term of any confidentiality or non-competition agreement relating to the relationship of any such employee, officer or consultant with any previous employer.

3.12.5    Independent Contractors. WGI has heretofore delivered to Parent a list (the “Independent Contractor List”) dated as of the date of this Agreement containing (i) the name of every individual performing, as an independent contractor to WGI, services in support of the requirements of any WGI Government Contract or other agreement with a customer of WGI, (ii) the WGI Government Contract or other WGI customer agreement in support of which such individual is performing services, and (iii) a description, the date and the term of WGI’s agreement with such individual for such services, true and complete copies of which agreements have been made available by WGI to Parent The Independent Contractor List is correct and complete as of the date of the Independent Contractor List. WGI shall deliver to Federal at the Closing an Independent Contractor List updated as of the Closing Date.

3.12.6    Compliance. WGI has materially complied with all legal requirements applicable to employees, including but not limited to those relating to employment discrimination, disability rights or benefits, equal opportunity and other employee protections, such as those provided under the Federal Worker Adjustment Retraining and Notification Act, affirmative action, workers’ compensation, severance pay, labor relations, employee leave, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters, immigration and the classification of employees and independent contractors.

3.13    Environmental.

3.13.1    Environmental Laws. Except as set forth on Schedule 3.13 hereto, (a) WGI is and has been in compliance with all applicable Environmental Laws in effect on the date hereof; (b) WGI has not received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) to the Knowledge of WGI, there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all Permits and other governmental authorizations currently held by WGI pursuant to the Environmental Laws are in full force and effect, WGI is in material compliance with all of the terms of such Permits and authorizations, and to the Knowledge of WGI, no other Permits or authorizations are required by WGI for the conduct of its business on the date hereof; (e) such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby; and (f) to the Knowledge of WGI, the management, handling, storage, transportation, treatment, and disposal by WGI of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws.

3.13.2    Environmental Claims. Except as set forth on Schedule 3.13 hereto, there is no Environmental Claim pending or, to the Knowledge of WGI, threatened, against or involving WGI or against any Person whose liability for any Environmental Claim WGI has or may have retained or assumed either contractually or by operation of law.

3.13.3    No Basis for Claims. To the Knowledge of WGI, there are no past or present actions or activities by WGI, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by WGI, that could reasonably form the basis of any Environmental Claim against WGI or against any Person or entity whose liability for any Environmental Claim WGI may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by WGI.

3.13.4    Disclosure of Information. WGI has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Parent and Federal all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to WGI or any property or facility now or previously owned, leased or operated by WGI that are in the possession, custody, or control of WGI.

3.13.5    Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been (or, to the Knowledge of WGI, may be) filed or has been (or, to the Knowledge of WGI, may be) attached to any of the property or assets which are owned or, to the Knowledge of WGI, leased or operated by WGI.

3.14    No Broker’s or Finder’s Fees. WGI has not paid or agreed to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15    Assets Other Than Real Property.

3.15.1    Title. WGI has good and marketable title to all of the material tangible assets shown on the WGI Balance Sheet, and such title is in each case free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the WGI Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the WGI Balance Sheet or otherwise in the WGI Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15 hereto. Each tangible asset of WGI that has a present value of $1,000.00 or more or that is otherwise material to the business of WGI is listed on Schedule 3.15 hereto.

3.15.2    Inventory. Except as set forth on Schedule 3.15 hereto, the inventory reflected as inventory on WGI Balance Sheet contains no material amount of slow-moving or obsolete items that have not been reserved for on WGI Balance Sheet. The values at which such inventories are carried on WGI Balance Sheet reflect the normal inventory valuation policies of WGI and are carried in accordance with GAAP, consistently applied.

3.15.3    Accounts Receivable. Except as set forth on Schedule 3.15 hereto, all receivables shown on the WGI Balance Sheet and all receivables accrued by WGI since the date of the WGI Balance Sheet, have been collected or are collectible in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the WGI Balance Sheet, any additional allowance in respect thereof is consistent with the allowance reflected in the WGI Balance Sheet.

3.15.4    Condition. All material facilities, equipment and personal property owned by WGI and regularly used in its business are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate does not constitute a WGI Material Adverse Effect and does not affect WGI’s ability to perform its obligations under this Agreement.

3.16    Real Property.

3.16.1    WGI Real Property. WGI neither owns nor has owned any real property.

3.16.2    WGI Leases. Schedule 3.16 hereto lists all WGI Leases. Complete copies of the WGI Leases, and all material amendments thereto (which are identified on Schedule 3.16 hereto), have been made available by WGI to Parent. The WGI Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances), and no Encumbrances (except Permitted Encumbrances) have been granted by or caused by the actions of WGI. The WGI Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16 hereto, neither WGI nor, to the Knowledge of WGI, any other party to an WGI Lease, has committed a material breach or default under any WGI Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such material breach or default, nor are there any facts or circumstances that would reasonably indicate that WGI is likely to be in material breach or default under any WGI Lease. Schedule 3.16 hereto correctly identifies each WGI Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each WGI Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any WGI Lease remains to be paid for or to be performed by WGI. Except as set forth on Schedule 3.16 hereto, no WGI Lease has an unexpired term which including any renewal or extensions of such term provided for in such WGI Lease could exceed ten years.

3.16.3    Condition. All buildings, structures, leasehold improvements and material fixtures, or parts thereof, used by WGI in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted.

3.17    Agreements, Contracts and Commitments.

3.17.1    WGI Agreements. Except as set forth on Schedule 3.17 hereto or any other Schedule hereto (the “Material Contracts”), WGI is not a party to:

(a)    any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b)    any employment or consulting agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by WGI), other than WGI’s standard form of employment agreement (as described in Section 3.12.4);

(c)    any agreement of guarantee or indemnification in an amount that is material to WGI taken as a whole;

(d)    any agreement or commitment containing a covenant limiting or purporting to limit the freedom of WGI to compete with any Person in any geographic area or to engage in any line of business;

(e)    any lease, other than the WGI Leases under which WGI is lessee, that involves, in the aggregate, payments of $25,000 or more per annum or is material to the conduct of the business of WGI;

(f)    any joint venture or profit-sharing agreement (other than with employees);

(g)    except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to WGI or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(h)    any license agreement, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(i)    any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the WGI Proprietary Rights;

(j)    any agreement or arrangement providing for the payment of any commission based on sales other than to employees of WGI;

(k)    any agreement for the sale by WGI of materials, products, services or supplies that involves future payments to WGI of more than $50,000;

(l)    any agreement for the purchase by WGI of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by WGI to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(m)    any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of WGI;

(n)    any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by WGI that involves future payments by WGI of more than $50,000;

(o)    any agreement or commitment to which present or former directors, officers or Affiliates of WGI, or directors or officers of any Affiliate of any of the foregoing, are also parties;

(p)    any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by WGI of more than $50,000, other than the WGI Leases;

(q)    any agreement that provides for any continuing or future obligation of WGI, actual or contingent, including but not limited to any continuing representation or warranty or any indemnification obligation that arose in connection with the disposition of any business or assets of WGI;

(r)    any agreement awarded under the 8(a) Business Development Program or the Small Disadvantaged Business Certification Program; or

(s)    any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of WGI.

3.17.2    Validity. Except as set forth on Schedule 3.17 hereto, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17 hereto are valid and in full force and effect; neither WGI nor, to the Knowledge of WGI, any other party thereto, has breached any material provision of, or defaulted under the material terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have an WGI Material Adverse Effect or have been cured or waived.

3.17.3    Third-Party Consents. Schedule 3.17 hereto identifies each contract and other document set forth on Schedule 3.17 hereto that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18    Intellectual Property.

3.18.1    Right to Intellectual Property. Except as set forth on Schedule 3.18 hereto, WGI owns, or has perpetual, fully paid, worldwide rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of WGI as currently conducted (the “WGI Proprietary Rights”). The Commercial Software used in the business of WGI in each case has been acquired and used by WGI on the basis of and in accordance with a valid license from the manufacturer or a dealer authorized to distribute such Commercial Software. A complete list of the Commercial Software used in the business of WGI is set forth on Schedule 3.18 hereto. WGI is not in material breach of any of the terms and conditions of any such license, and to the Knowledge of WGI, WGI has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2    No Conflict.

(a)    Set forth on Schedule 3.18 hereto is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in WGI Proprietary Rights, specifying, where applicable, the jurisdictions in which each such WGI Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18 hereto, no software product currently marketed by WGI has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has WGI been requested to make any such registration. Set forth on Schedule 3.18 hereto is a complete list of all domain names, Secure Socket Layer (SSL) certificates and other World Wide Web certificates owned by WGI, which list includes all domain names used by WGI in its business and respective registrars.

(b)    Set forth on Schedule 3.18 hereto is a complete list of all material licenses, sublicenses and other agreements as to which WGI is a party and pursuant to which WGI or any other Person is authorized to use any WGI Proprietary Right or trade secrets material to the business of WGI; such schedule includes the identity of all parties to such licenses, sublicenses and other agreements, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. WGI is not in violation of any license, sublicense or agreement described on such list. Except as disclosed Schedule 3.18 hereto, the execution and delivery of this Agreement by WGI, and the consummation of the transactions contemplated hereby, will neither cause WGI to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

(c)    Except as set forth on Schedule 3.18 hereto, WGI is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances), all rights included among the WGI Proprietary Rights, and WGI has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which WGI Proprietary Rights are being used or might reasonably be used. No claims with respect to WGI Proprietary Rights have been asserted or, to the Knowledge of WGI, are threatened by any Person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of WGI as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by WGI infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (b) against the use by WGI of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in WGI’s business as currently conducted or as proposed to be conducted, or (c) challenging the ownership by WGI, or the validity or effectiveness, of any of WGI Proprietary Rights.

(d)    All material registered trademarks, service marks and copyrights held by WGI are valid and subsisting in the jurisdictions in which they have been filed. To the Knowledge of WGI, there is no material unauthorized use, infringement or misappropriation of any of WGI Proprietary Rights by any third party, including any employee or former employee of WGI. No WGI Proprietary Right or product of WGI is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use, licensing or transfer thereof by WGI. Except as set forth in Schedule 3.18 hereto, WGI has not entered into any agreement under which WGI is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. WGI’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the WGI Proprietary Rights.

3.19    Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to WGI. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “WGI Insurance Contracts”) insure against such risks, and are, in the reasonable judgment of WGI, in such amounts, as are appropriate and reasonable considering WGI’s property, business and operations. All of the WGI Insurance Contracts are in full force and effect, with no default thereunder by WGI which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and WGI has not received written or, to the Knowledge of WGI, oral notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the WGI Insurance Contracts will not be available in the future on substantially the same terms as now in effect. WGI has not received or given a notice of cancellation with respect to any of the WGI Insurance Contracts.

3.20    Banking Relationships. Schedule 3.20 hereto shows the name, location and respective account number of each account, line of credit, or safe deposit box that WGI has with any bank or trust company and the names of all Persons authorized to draw thereon or to have access thereto.

3.21    No Contingent Liabilities. WGI has no contingent or conditional liabilities or obligations of any kind arising from or relating to any acquisition of a Subsidiary or line of business.

3.22    Absence of Certain Relationships. Except as set forth on Schedule 3.22 hereto, none of (a) WGI, (b) any executive officer of WGI, (c) any Stockholder, or (d) to the Knowledge of WGI, any member of the immediate family of the Persons listed in (a) through (c) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of WGI (other than holdings in publicly held companies of less than two percent (2%) of the outstanding capital stock of any such publicly held company).

3.23    Foreign Corrupt Practices and Bribes. WGI has not directly or indirectly taken any action which would cause WGI to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. WGI has not directly or, to the Knowledge of WGI, indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of WGI, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset for use in connection with any of the foregoing that has not been recorded in the books and records of WGI.

3.24    Government Contracts.

3.24.1    Generally. Each WGI engagement and contract, which in either case is a Government Contract (each, a “WGI Government Contract”), is listed on Schedule 3.24 hereto and identified as a Government Contract. Also listed on Schedule 3.24 hereto and identified as a “Government Bid” is each outstanding quotation, bid or proposal for a Government Contract involving the business. Listed and separately identified on Schedule 3.24 hereto is each WGI Government Contract under which WGI has received any written or, to the Knowledge of WGI, oral notice from the customer on such WGI Government Contract that WGI’s performance thereof is or may be (i) materially behind the contractually required schedule, (ii) failing to comply with some other material technical or other contractual requirement thereof or (iii) experiencing a material cost overrun.

3.24.2    Bids and Awards. To the Knowledge of WGI, (a) each WGI Government Contract was legally awarded, and (b) no such WGI Government Contract (or, where applicable, the prime contract with the United States Government under which such WGI Government Contract was awarded) is the subject of bid or award protest proceedings. Since December 31, 2006, WGI has not entered into any WGI Government Contract on which it was required to certify cost or pricing data under the Truth in Negotiations Act.

3.24.3    Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. WGI has complied in all material respects with all statutory and regulatory requirements pertaining to the WGI Government Contracts, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles and the Cost Accounting Standards, in each case to the extent applicable. WGI has complied in all material respects with all terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the WGI Government Contracts, whether incorporated expressly, by reference or by operation of law. All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of WGI in connection with any WGI Government Contracts and its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission. To the Knowledge of WGI, WGI has complied with all applicable representations, certifications and disclosure requirements under all WGI Government Contracts and each of its quotations, bids and proposals for Government Contracts. WGI has developed and implemented a government contracts compliance program which includes corporate policies and procedures designed to ensure compliance with applicable government procurement statutes, regulations and contract requirements. To the Knowledge of WGI, no facts exist which could reasonably be expected to give rise to liability to WGI under the False Claims Act. Except as described in Schedule 3.24 hereto, WGI has not undergone and is not undergoing any audit (other than routine DCAA audits), review, inspection, investigation, survey or examination of records relating to any WGI Government Contract. WGI has made available to Parent the results of any audit, review, inspection, investigation, survey or examination of records described in

Schedule 3.24 hereto. WGI’s cost accounting, purchasing, inventory and quality control systems are in material compliance with all applicable government procurement statutes and regulations and with the requirements of the WGI Government Contracts (or any of them).

3.24.4    Within the Scope. Except as specifically set forth in Schedule 3.24 hereto,

(a)    WGI is not a party, and since December 31, 2001, has not been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a government entity under such task order or delivery order are different from those described in the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued;

(b)    WGI has not sold, any goods or services to any government entity that are, or were, materially different from those described in the statement of work of a valid Government Contract pursuant to which the goods or services were delivered to the government entity; and

(c)    to the Knowledge of WGI, there has been no allegation, charge, finding, investigation or report (internal or external to WGI) to the effect that WGI has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (a) above, or sold goods or services to a government entity under the circumstances described in clause (b) above.

3.24.5    Credentials. To the Knowledge of WGI, each WGI employee performing services related to a WGI Government Contract possessed (during the time of such performance) all of the required credentials (e.g., education and experience) specified in or required by such WGI Government Contract.

3.24.6    Disputes, Claims and Litigation. Except as described in Schedule 3.24 hereto, to the Knowledge of WGI, there are neither any outstanding claims or disputes against WGI relating to any WGI Government Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. Except as described in Schedule 3.24 hereto, there are neither any outstanding claims or disputes relating to any WGI Government Contract which, if resolved unfavorably to WGI, would materially increase WGI’s cost to complete performance of such Government Contract above the amounts set forth in the estimates to complete previously prepared by WGI and delivered to Parent for each WGI Government Contract, nor, to the Knowledge of WGI, any reasonably foreseeable expenditures which would materially increase the cost to complete performance of any WGI Government Contract above the amounts set forth in the estimates to complete described above. WGI has not been and is not now, to the Knowledge of WGI, under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other misconduct relating to any WGI Government Contract or quotations, bids and proposals for Government Contracts, and to the Knowledge of WGI, there is no basis for any such investigation or indictment. WGI has not been, and is not now, a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any WGI Government Contract or quotations, bids and proposals for Government Contracts, and there is no basis for any such proceeding. Except as described in Schedule 3.24 hereto, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or, to the Knowledge of WGI, attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business), or set off, amounts of money otherwise acknowledged to be due to WGI under any WGI Government Contract.

3.24.7    DCAA Audits. WGI has not had any adjustments arising out of audits by the Defense Contracting Audit Agency. Except as described in Schedule 3.24 hereto, neither the United States Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has disallowed any costs claimed by WGI under any WGI Government Contract, and there is no fact or occurrence that could be a basis for disallowing any such costs. The reserves established by WGI with respect to possible adjustments to the indirect and direct costs incurred by WGI on any Government Contract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract, in each case to the extent required by GAAP.

3.24.8    Sanctions. Neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified WGI in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification. WGI has not received any show cause, cure, deficiency, default or similar notices in writing relating to any WGI Government Contract. Neither WGI nor any Stockholder, director, officer, executive employee, or to the Knowledge of WGI any consultant or Affiliate thereof has been or is not now suspended, debarred, or proposed for suspension or debarment from government contracting, and to the Knowledge of WGI, no facts exist which would reasonably be expected to give rise to such suspension or debarment, or proposed suspension or debarment. No determination of non-responsibility has ever been issued against WGI with respect to any quotation, bid or proposal for a Government Contract.

3.24.9    Terminations. Except as described in Schedule 3.24 hereto, no WGI Government Contract has been terminated for default within 24 months prior to the date of this Agreement. Except as described in Schedule 3.24 hereto, WGI has not received any notice in writing, terminating or indicating an intent to terminate any WGI Government Contract for convenience.

3.24.10    Assignments. Except as described in Schedule 3.24 hereto, WGI has not made any assignment of any WGI Government Contract or of any interest in any WGI Government Contract to any Person. Except as described in Schedule 3.24 hereto, WGI has not entered into any financing arrangements with respect to the performance of any WGI Government Contract.

3.24.11    Property. WGI is in material compliance with all applicable Legal Requirements with respect to the possession and maintenance of all government furnished property (as defined in the FAR).

3.24.12    National Security Obligations. Except to the extent prohibited by applicable Legal Requirements, Schedule 3.24 hereto sets forth all facility security clearances held by WGI. To the Knowledge of WGI, there is no existing information, fact, condition or circumstance that would cause WGI to lose its facility security clearances. WGI is in material compliance with all applicable Legal Requirements regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

3.24.13    No Contingent Fees. No facts, events or other circumstances exist that violates or otherwise constitutes a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any WGI Government Contract, or 10 U.S.C. § 2506, 41 U.S.C. § 254 or FAR 52.303-5.

3.24.14    Certain Inactive Contracts. Schedule 3.24 hereto lists every inactive WGI Government Contract that is not closed out. WGI does not have any material Liabilities under any inactive WGI Government Contract that is not closed out.

3.25    Export Compliance. Except as listed on Schedule 3.25 hereto, WGI is in compliance with all U.S. export control Legal Requirements, including but not limited to US Department of State International Trafficking in Arm Regulations, U.S. Department of Commerce Export Administration Regulations, US/Canada Joint Certification Program and U.S. Customs Legal Requirements.

3.26    Full Disclosure. To the Knowledge of WGI, neither this Agreement nor any Section, agreement, document or certificate delivered pursuant hereto contains any untrue statement of a material fact by WGI or the Stockholders or omits to state a material fact necessary in order to make the statements of WGI or the Stockholders contained herein or therein. To the Knowledge of WGI, all documents and other papers delivered by or on behalf of the Stockholders or WGI in connection with this Agreement are true, complete and correct in all material respects.

3.27    Overlapping Disclosure. Any matter fully disclosed in one Schedule hereto shall be deemed to be disclosed in the other relevant Schedules.

Article 4

Representations And Warranties Of Parent And Federal

Parent and Federal, jointly and severally, represent and warrant to WGI as follows:

4.1    Corporate Status of Parent and Federal. Each of Parent and Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2    Authority for Agreement; Noncontravention.

4.2.1    Authority of Parent. Each of Parent and Federal has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Federal, and no other corporate proceedings on the part of Parent or Federal are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent or Federal have been duly executed and delivered by Parent and/or Federal, as the case may be, and constitute valid and binding obligations of Parent and/or Federal, as the case may be, enforceable against Parent and/or Federal in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2.2    No Conflict. Neither the execution and delivery of this Agreement by Parent or Federal, nor the performance by Parent or Federal of its obligations hereunder, nor the consummation by Parent or Federal of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of either Parent or Federal, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Federal or the consummation by Parent or Federal of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by Parent under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith; (ii) the filing of merger notifications, applications, documents and information with competition authorities of foreign jurisdictions to the extent applicable; and (iii)such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the financial condition, business, operations, assets, properties, results of operations or prospects of Parent or Federal.

4.3    Financial Capability. Parent and Federal have and will have as of the Closing sufficient funds available to them to fund the Purchase Price required by Section 2.2. Parent and Federal’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding payments under this Agreement.

4.4    Sophisticated Investor. Parent is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of WGI Common Stock. Parent is acquiring WGI Common Stock for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. Parent acknowledges that WGI Common Stock has not been registered under the Securities Act or any state or foreign securities laws and that WGI Common Stock may not be sold, transferred, offered for sale, pledged, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws. For the avoidance of doubt, the acknowledgements in this Section 4.4 shall not affect the rights of Parent Indemnitees under Section 6.2.

4.5    No Broker’s or Finder’s Fees. Neither Parent nor Federal has paid or agreed to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

Article 5

Conduct of Business Prior To The Closing Date

5.1    Conduct of WGI’s Business.

5.1.1    Ordinary Course. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, WGI shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all Commercially Reasonable Efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its material relationships with customers, suppliers and others having business relationships with it, to the end that WGI’s goodwill and ongoing business shall be unimpaired at the Closing Date, and (b) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have an WGI Material Adverse Effect.

5.1.2    Actions Requiring Parent’s Consent. Except as set forth on Schedule 5.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, WGI shall not, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

(a)    amend its charter documents or by-laws;

(b)    declare or pay any dividends or distributions on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c)    issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock;

(d)    borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any material obligation or Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e)    pay, discharge or satisfy any claim, obligation or Liability in excess of $50,000 (in any one case) or $100,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the WGI Balance Sheet, or incurred since the date of the WGI Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

(f)    except as required by applicable law or this Agreement, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g)    sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of WGI, except in the ordinary course of business consistent with past practices;

(h)    acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of WGI, except in the ordinary course of business consistent with past practices;

(i)    increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any material increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j)    dispose of, permit to lapse, or otherwise fail to preserve its rights to use the WGI Proprietary Rights or enter into any settlement regarding the breach or infringement of, all or any part of the WGI Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have an WGI Material Adverse Effect;

(k)    sell, or grant any right to exclusive use of, all or any part of the WGI Proprietary Rights;

(l)    enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have an WGI Material Adverse Effect;

(m)    amend in any material respect any agreement to which it is a party, the amendment of which will have or could reasonably be expected to have an WGI Material Adverse Effect;

(n)    waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $50,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have an WGI Material Adverse Effect;

(o)    make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to WGI, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to WGI or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of WGI for any period ending after the Closing Date or decreasing any Tax attribute of WGI existing on the Closing Date;;

(p)    make any change in any method of accounting or accounting practice other than changes required to be made in order that WGI’s financial statements comply with GAAP; or

(q)    agree, whether in writing or otherwise, to take any action prohibited in this Section 5.1.

5.2    Forbearances of Parent and Federal. From the date hereof until the Closing Date Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of WGI, Parent and Federal will not, and Parent will cause each of its other Subsidiaries not to:

5.2.1    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the transaction set forth in Sections 7.1 and 7.3 not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

5.2.2    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Article 6

Additional Agreements

6.1    Expenses.

6.1.1    General. Except as provided in this Section 6.1, each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

6.1.2    Certain Expenses. At the Closing, unless previously paid by WGI, Federal shall pay the fees, as designated in writing by WGI to Parent of (a) Argy, Wiltse & Robinson, P.C. and (b) Patton Boggs LLP, which amounts shall reduce the Purchase Price due to the Stockholders and Shadow Stockholders at the Closing in accordance with Section 2.2.2.

6.1.3    HSR Filing Fee. Parent and WGI shall share equally any filing fees related to Antitrust Filings as defined in Section 6.8.

6.1.4    Uncovered Expenses. WGI and the Stockholders shall ensure that either: (a) any valid, uncontested Expenses incurred by WGI, the Stockholders and the Shadow Stockholders are paid at or before the Closing from the aggregate Purchase Price so that such valid, uncontested Expenses do not continue to be or do not become the liability of WGI after the Closing or (b) provision is made for any such Expenses on WGI’s books for payment after the Closing (it being understood that in such event the Net Assets on the Closing Balance Sheet shall be reduced by any such Expenses).

6.2    Indemnification.

6.2.1    By Parent.

(a)    Subject to and as limited by the provisions contained in all of Section 6.2 and the subsections thereof, Parent shall protect, defend, indemnify and hold harmless the Stockholders and their Affiliates, respective agents, representatives, successors and assigns (“Stockholder Indemnitees”) from and against any Loss that may be sustained, suffered or incurred by the Stockholders or their Affiliates, and that arose from (i) any breach by Parent or Federal of its representations and warranties, (ii) any breach by Parent or Federal of its covenants in this Agreement, (iii) Taxes as provided in Section 6.2.1(b) or (iv) any liabilities of WGI following the Closing other than those liabilities for which the Stockholders have agreed to indemnify Parent pursuant to Section 6.2.2 of this Agreement.

(b)    The obligations of Parent under Section 6.2.1(a) shall extend to (i) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (ii) all Taxes (other than income Taxes) with respect to Straddle Periods to the extent that such Taxes are allocable to the period after Closing pursuant to Section 6.6.2.

6.2.2    By Stockholders and Shadow Stockholders.

(a)    Subject to and as limited by the provisions contained in all of Section 6.2 and the subsections thereof, the Stockholders and, pursuant to the Shadow Stockholder Releases (to be executed by the Shadow Stockholders pursuant to Section 7.2.20), the Shadow Stockholders, jointly and severally shall protect, defend, indemnify and hold harmless Parent, Federal, WGI and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“Parent Indemnitees”) from and against any Loss that may be sustained, suffered or incurred by Parent Indemnitees and that arose from (i) any breach by the Stockholders or WGI of their respective representations and warranties in this Agreement, (ii) any breach by the Stockholders or WGI of the covenants and obligations in or under this Agreement (iii) Taxes as provided in Section 6.2.2(b), to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of the Net Assets Adjustment to the Purchase Price (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Stockholders to pay (or receive a reduction in the Purchase Consideration) twice for the same Tax) and (iv) the Stockholders’ and WGI’s Expenses (but in such cases only to the extent such amounts are not reflected in the Closing Balance Sheet or deducted from the Purchase Price).

(b)    The obligations of the Stockholders and the Shadow Stockholders under Section 6.2.2(a) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 6.6.2. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article 3 with respect to such Tax or any disclosures that may have been made with respect to Article 3 or otherwise. The indemnification obligations under this Section 6.2.2(b) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by Parent. Parent shall not cause or permit WGI to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) the Stockholders’ Representatives consent in their sole discretion or (z) Parent obtains a legal opinion from counsel reasonably acceptable to the Stockholders’ Representatives that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Stockholders’ Representatives).

6.2.3    Procedure for Third-Party Claims.

(a)    If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by Indemnifying Party under Sections 6.4.1 or 6.4.2, the Indemnified Party shall notify the Indemnifying Party and the Escrow Agreement in writing of such demand, setting forth in reasonable detail the basis for the claim and a reasonable, good faith estimate of such claim, if estimatible, and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, and the reasonable fees and expenses of such additional counsel shall be at the expense of the Indemnifying Party). The

Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts or obligate Parent with respect to activities of WGI without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(b)    Notwithstanding anything to the contrary contained in this Section 6.2.3, Parent shall have the sole right to control and make all reasonable decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Stockholders are responsible and have agreed to indemnify Parent, (i) Parent, WGI, and the Stockholders shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) the Stockholders acting through the Stockholders’ Representatives, shall have the right (but not the obligation) to participate in such audit or proceeding at the Stockholders’ expense, (iii) Parent shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Stockholders’ Representatives, which consent shall not unreasonably be withheld, and (iv) Parent may, without the written consent of the Stockholders’ Representatives, enter into such an agreement, provided that Parent shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.

(c)    The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations. Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 6.6.2) shall be the property of the Stockholders, but only to the extent that such refunds are not attributable to (i) net operating loss or other carrybacks from periods ending after the Closing Date, (ii) refund claims that are initiated by Parent (provided that Parent gives the Stockholders’ Representatives prior notice of such possible claim and the Stockholders decline to pursue such refund at its or their own expense) or (iii) refunds reflected in the calculation of the Net Assets Adjustment to the Purchase Price; provided, however, that Parent shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period.

(d)    Any indemnity payment or payment of Tax by the Stockholders as a result of any audit or contest shall be reduced by the correlative amount, if any, by which any Tax of Parent or its Affiliates is actually reduced for periods ending after the Closing Date as a result thereof. All other refunds of Tax are the property of Parent.

(e)    The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 6.2.3 including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

6.2.4    Procedure for Direct Claims.

(a)    Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party, which notice shall set forth in reasonable detail the basis for the claim and a reasonable, good faith estimate of such claim (each a “Direct Claim Notice”). The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that particular claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all available remedies. To the extent that any Parent Indemnitees ultimately prevail in finally adjudicating a Direct Claim (or the Stockholders’ Representatives concede (on behalf of the Stockholders and the Shadow Stockholders), or otherwise do not timely respond to a Direct Claim Notice made by Parent), then the Direct Claim shall be satisfied from the Escrow Accounts in proportion to William H. Reno’s, the ESOP’s, the Trust’s and the Shadow Stockholders’ share (based upon their respective Equity Holders’ Pro Rata Percentage) of such Direct Claim (and the Escrow Agent shall pay to Parent from the Escrow Accounts the amount of the Direct Claim) with no further action (except notice to the Stockholders’ Representatives) required by Parent or the Stockholders’ Representatives. Notwithstanding the foregoing, in the event that a Direct Claim is in excess of the funds remaining in the Escrow Accounts, the Stockholders and Shadow Stockholders shall be and remain jointly and severally liable for any or all of the Direct Claim subject to the limitations set forth in this Section 6.2.

(b)    Notwithstanding anything in this Agreement to the contrary, the Stockholders Indemnitees and Parent Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against Parent and the Stockholders, respectively hereunder that are not based upon claims asserted by third parties.

6.2.5    Calculation of Amount of Claims and Losses. The amount of any claims or Loss subject to indemnification under Section 6.2.2 shall be calculated net of any amounts recovered by Parent or its Affiliates (including WGI after the Closing) under applicable insurance policies held by Parent or its Affiliates. The Parent Indemnities shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and Federal, Parent and WGI shall not terminate or cancel any insurance policies maintained by WGI for periods prior to the Closing. In the event that an insurance recovery is made by Federal, Parent, WGI or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct un-reimbursed collection expenses) shall be made promptly to the Stockholders’ Representatives (on behalf of the Stockholders and Shadow Stockholders). The amount of any claims or Loss subject to indemnification under Section 6.2.2 shall be calculated net of any Tax benefits actually received by Parent or its Affiliates (including WGI after the Closing) resulting from the matter giving rise to the indemnification claim hereunder. In no event will Losses include claims for consequential, punitive or incidental damages, including consequential damages consisting of business interruption or lost profits.

6.2.6    Limitations on Rights of Parent Indemnitees.

(a)    Notwithstanding anything to the contrary contained herein and subject to Section 6.2.6(b):

(i) except as provided in Section 8.1, any claim for indemnification by any of the Parent Indemnities under this Section 6.2 must be asserted by written notice on or before the Survival Date;

(ii) the rights of Parent Indemnitees to indemnification by the Stockholders and the Shadow Stockholders for breaches of representations and warranties hereunder shall be subject to the limitation that Parent Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by the Stockholders unless the aggregate amount of all such claims exceeds $400,000, in which event the indemnity provided for in this Section 6.2 shall be effective with respect to the total amount of such damages (including the first $400,000);

(iii) notwithstanding anything to the contrary in this Agreement or elsewhere, the ESOP’s sole and exclusive liability for monetary damages under this Agreement, and the Parent Indemnitees’ sole and exclusive recourse for monetary damages against the ESOP, shall be limited to funds in the segregated ESOP Escrow Account, while such funds remain in such Escrow Account, and shall expire when the Escrow Agreement is terminated or the funds have been distributed, and

(iv) the Stockholders’ and the Shadow Stockholders’ aggregate maximum liability to the Parent Indemnitees under this Agreement for any reason whatsoever shall not exceed $15,000,000; provided further that, the maximum liability of each Non-ESOP Stockholder and each Shadow Stockholder shall not exceed their individual respective share of the Purchase Price actually received.

(b)    The limitation in Section 6.2.6(a)(ii) shall not apply to claims based on the indemnification liabilities of the Stockholders and the Shadow Stockholders pursuant to clauses (ii), (iii) or (iv) of Section 6.2.2(a).

(c)    Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in this Agreement, any indemnification obligations of the Stockholders or the Shadow Stockholders shall first be satisfied from the Escrow Accounts prior to any Parent Indemnitee exercising any other remedy, offset or action to seek recovery of amounts payable to any Parent Indemnitee pursuant to Non-ESOP Stockholders’ and Shadow Stockholders’ indemnification obligations.

(d)    Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in this Agreement, only fifty percent (50%) of any Loss that may be sustained, suffered or incurred by Parent Indemnities arising from any breach by WGI of its representation and warranty that it has materially complied with all legal requirements applicable to the classification of employees and independent contractors in Section 3.12.6 (i) shall be counted toward the $400,000 limitation in Section 6.2.6(a)(ii) and the liability caps in

Section 6.2.6(a)(iv) and (ii) shall be required to be indemnified by the Stockholders and Shadow Stockholders pursuant to Section 6.2.2(a)(i).

6.2.7    Limitations on Rights of Stockholders Indemnitees. Parent’s aggregate maximum liability for all indemnification claims under this Agreement shall not exceed $15,000,000.

6.2.8    Limitation on Rights Against WGI. Notwithstanding anything to the contrary, Parent, Federal and the Stockholders (and, pursuant to the Shadow Stockholder Releases, the Shadow Stockholders) each acknowledge and agree that that they shall have no right to make a claim against WGI pursuant to any indemnity provision or agreement or otherwise in respect of claims made solely by Parent Indemnitees pursuant to Section 6.2.2.

6.2.9    Adjustment to Purchase Price. All indemnity payments made pursuant to this Section 6.2 or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Price.

6.2.10    Escrow.

(a) Pursuant to Section 2.2.3 and the Escrow Agreement, at the Closing, Federal shall deliver to the Escrow Agent the Escrow Payment, and the Escrow Agent shall set up the separate Escrow Accounts pursuant to the terms of the Escrow Agreement to secure the Stockholders’ and the Shadow Stockholders’ indemnification obligations under this Section 6.2. Within ten (10) Business Days following the first (1st) year anniversary of the Closing Date (the “Initial Escrow Distribution Date”), the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, deliver (i) to the Non-ESOP Stockholders’ Representative an amount out of William H. Reno’s Escrow Account equal to his share (based upon his Equity Holder Pro Rata Percentage) of the Initial Escrow Distribution (as hereinafter defined), if any, (ii) to the Non-ESOP Stockholders’ Representative an amount out of the Trust’s Escrow Account equal to its share (based upon its Equity Holder Pro Rata Percentage) of the Initial Escrow Distribution, if any; (iii) to the Non-ESOP Stockholders’ Representative an amount out of the Shadow Stockholders’ Escrow Account equal to their share (based upon their Equity Holder Pro Rata Percentage) of the Initial Escrow Distribution, if any, less the applicable Tax withholdings with respect thereto, which withholdings shall be paid to Federal for payment to the appropriate Tax authorities, and (iv) to the ESOP Shareholder’s Representative an amount out of the ESOP’s Escrow Account equal to its share (based upon its Equity Holder Pro Rata Percentage) of the Initial Escrow Distribution, if any. For purposes of this Agreement, the term “Initial Escrow Distribution” shall mean the Escrow Payment (including any undistributed earnings received thereon) less the sum of: (i) Six Million Two Hundred Fifty Thousand Dollars ($6,250,000), (ii) any disbursements previously made from the Escrow Accounts to Parent or the Escrow Agent, and (iii) an amount equal to the total of all then pending indemnity claims by Parent Indemnitees.

(b)    Within ten (10) Business Days following the Survival Date, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, deliver (i) to the Non-ESOP Stockholders’ Representative an amount out of William H. Reno’s Escrow Account equal to his share (based upon his Equity Holder Pro Rata Percentage) of the Final Escrow Distribution (as hereinafter defined), if any; (ii) to the Non-ESOP Stockholders’ Representative an amount out of the Trust’s Escrow Account equal to its share (based upon its Equity Holder Pro Rata Percentage) of the Final Escrow Distribution, if any; (iii) to the Non-ESOP Stockholders’ Representative an amount out of the Shadow Stockholders’ Escrow Account equal to their share (based upon their Equity Holder Pro Rata Percentage) of the Final Escrow Distribution, if any, less the applicable Tax withholdings with respect thereto, which withholdings shall be paid to Federal for payment to the appropriate Tax authorities, and (iv) to the ESOP Shareholder’s Representative an amount out of the ESOP’s Escrow Account equal to its share (based upon its Equity Holder Pro Rata Percentage) of the Final Escrow Distribution, if any. For purposes of this Agreement, the term “Final Escrow Distribution” shall mean the aggregate balance remaining in the Escrow Accounts on the Survival Date less the sum of the total of all then pending and unpaid indemnity claims by Parent. As any pending indemnity claims referenced in the previous sentence are resolved, the Escrow Agent, after making any required payments related to such claims, shall release and deliver to the Non-ESOP Stockholders’ Representative and the ESOP Stockholder’s Representative, in accordance with the same procedures used for distribution of the Final Escrow Distribution, any amounts remaining from the amounts reserved for the released claims

(c)    Prior to the payment of any funds from the Shadow Stockholders’ Escrow Account to the Non-ESOP Stockholders’ Representative, the Non-ESOP Stockholders’ Representative and Federal shall agree upon the amount of Tax withholdings with respect to any such payment and shall promptly execute and provide joint written instructions to the Escrow Agent to pay the amount of such Tax withholdings to Federal for payment to the applicable Tax authorities when the Escrow Agent makes the payment to the Non-ESOP Stockholders’ Representative.

(d)    The Escrow Agent shall make all payments due the Non-ESOP Stockholders’ Representative pursuant to this Section 6.2.10 to an account designated by the Non-ESOP Stockholders’ Representative. The Non-ESOP Shareholders’ Representative shall be responsible for disbursing all payments received pursuant to this Section 6.2.10 to the Non-ESOP Stockholders and the Shadow Stockholders in accordance with their Equity Holders Pro Rata Percentage and the Flow of Funds Memorandum. The Escrow Agent shall make all payments due the ESOP Stockholder’s Representative pursuant to this Section 6.2.10 to an account designated by the ESOP Stockholder’s Representative.

(e)    Any earnings on the funds in the Escrow Accounts, net of escrow expenses, shall be paid to the Stockholders and Shadow Stockholders, and the Stockholders and Shadow Stockholders shall be responsible for all Taxes on any such earnings.

6.2.11    Duty to Mitigate. Each party hereto agrees to use Commercially Reasonable Efforts to mitigate any damages which form the basis of any claim for indemnification under this Section 6.2. Except for claims against the Stockholders arising under this Agreement, neither Parent or Federal shall assert and shall cause WGI not to assert any claim against any Stockholder (in their capacity as a stockholder of WGI), for or with respect to any matter relating to WGI arising prior to the Closing.

6.2.12    Exclusive Remedy. From and after the Closing, the sole recourse and exclusive remedy of Parent, Federal, WGI and the Stockholders against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the transactions contemplated hereby, shall be to assert a claim for indemnification under the indemnification provisions of Section 6.2.

6.2.13    Subrogation. Except to the extent of any insurance policy that includes a waiver of subrogation, to the extent that an Indemnifying Party has discharged any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses that relate to such claim. Any Indemnified Party shall, upon written request by the Indemnifying Party following the discharge of such claim, execute an instrument reasonably necessary to evidence such subrogation rights.

6.2.14    Effect of Notice. None of WGI, the Stockholders, Federal or Parent shall be deemed to have breached any representation, warranty, or covenant if (i) the Stockholders’ Representative shall have notified Parent or Parent shall have notified the Stockholders’ Representative, as the case may be, in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) the party or parties receiving such notice shall have waived in writing such breach or inaccuracy.

6.2.15    Bad Faith Estimate of Loss. In the event an Indemnified Party includes in notice of a Third Party Claim pursuant to Section 6.2.3(a) or in a Direct Claim Notice pursuant to Section 6.2.4(a) an estimate of the amount of such claim that was not prepared by the Indemnified Party in good faith, the Indemnifying Party shall be entitled to recover its reasonable expenses incurred in defending or disputing such claim from the Indemnified Party.

6.3    Access and Information. WGI shall afford to Parent, Federal, and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives reasonable access, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to WGI’s offices, properties, books and records, and WGI shall use Commercially Reasonable Efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any office of WGI will be coordinated and conducted so as to not be disruptive to the operations of WGI and to preserve the confidentiality of the transactions contemplated hereby.

6.4    Public Disclosure. Except as otherwise required by law, any press release or other public disclosure of information regarding the transactions contemplated hereby (including the existence of this Agreement) shall be primarily in the control of Parent, provided that Parent shall afford WGI a reasonable opportunity to review any such press releases or other public disclosures prior to their dissemination and consult with WGI regarding the contents thereof.

6.5    Further Assurances.

6.5.1    Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use Commercially Reasonable Efforts to effectuate all required action.

6.5.2    Novation of Contracts. Each party agrees to use its Commercially Reasonable Efforts to take all actions required to novate each WGI Government Contract that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any WGI Government Contract. In particular and without limiting the generality of the foregoing, the Stockholders shall upon request continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

6.6    Certain Tax Matters.

6.6.1    Tax Periods Ending on or Before the Closing Date. The Stockholders shall, at Federal’s expense, prepare, or cause to be prepared, and file or cause to be filed (and Federal shall cooperate to the extent necessary in such preparation and filing) all Tax Returns for WGI for all periods ending on or prior to the Closing Date that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practice of WGI unless such past practice is contrary to applicable law. Such Tax Returns shall be subject to the approval of Federal, not to be unreasonably withheld. To the extent permitted by applicable law, each Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on the Stockholder’s Tax Return in a manner consistent with the Schedule K-1s furnished by WGI to the Stockholder for such periods. The Stockholders shall pay Federal for all Taxes of WGI with respect to such periods within fifteen (15) days after payment by Federal of such Taxes.

6.6.2    Tax Periods Beginning Before and Ending After the Closing Date.

(a)    Federal shall prepare or cause to be prepared and file or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of WGI for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”). Federal shall permit the Stockholders’ Representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Federal shall make all changes reasonably requested by the Stockholders’ Representatives in good faith (unless Federal is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to have a material adverse effect on Federal or any of its Affiliates). Within fifteen (15) days after the date on which Federal pays any Taxes of WGI with respect to any Straddle Period, the Stockholders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of Net Assets Adjustment to the Purchase Price, pay to Federal the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”). In the event that the Stockholders for any reason fail to make the payment contemplated in the previous sentence, then Federal may bring an indemnification claim under Section 6.2 and, subject to the limitations contained in Section 6.2, the Stockholders shall be jointly and severally liable for that payment

(b)    For purposes of this Agreement:

(i) In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of WGI.

(ii) In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Stockholders shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, Federal shall be responsible for any Taxes related thereto).

(c)    Federal shall be responsible for (A) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of Net Assets Adjustment to the Purchase Price and (B) any Taxes with respect to the Post-Closing Tax Period of the Straddle Periods.

6.6.3    Cooperation on Tax Matters.

(a)    Parent, Federal, WGI and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. WGI and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to WGI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Federal or the Stockholders’ Representatives, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, WGI or the Stockholders, as the case may be, shall allow the other to take possession of such books and records.

(b)    Federal and the Stockholders further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)    Federal and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.6.4    Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving WGI shall be terminated as of the Closing Date, and after the Closing Date, WGI shall not be bound thereby or have any liability thereunder.

6.6.5    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the Stockholders in connection with this Agreement (including any transfer or similar tax imposed by any governmental authority), shall be paid by the Stockholders when due, and each Stockholder will, at his or his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Federal will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.6.6    Indemnification and Tax Contests. Federal’s and the Stockholders’ indemnification obligations with respect to the covenants in this Section 6.6 together with the procedures to be observed in connection with any Tax Contest shall be governed by Section 6.2.

6.6.7    S Corporation Status. WGI and the Stockholders will not revoke WGI’s election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. WGI and the Stockholders will not take or allow any action other than the sale of WGI’s stock pursuant to this Agreement that would result in the termination of WGI’s status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.

6.6.8    338(h)(10) Election. The Stockholders will join with Federal in making an election under Section 338(h)(10) of the Code (the “338(h)(10) Election”) with respect to WGI and any comparable election under state or local income tax law, and the Stockholders shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation §1.338(h)(10)-1 (or any comparable provisions of state or local income tax law) or any successor provision. Not less than three (3) Business Days prior to the Closing Date, Federal shall deliver to the Stockholders’ Representatives a completed copy of IRS Form 8023, which the Stockholders shall execute and deliver to Federal at the Closing. The Stockholders shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Stockholders shall pay to Federal the amount of any Tax imposed on WGI attributable to the making of the 338(h)(10) Election, including (i) any Tax imposed under Code section 1374, (ii) any tax imposed under Treas. Reg. section 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on WGI’s gain. Federal shall be responsible for filing the 338(h)(10) Election.

6.6.9    Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Federal shall deliver to the Stockholders’ Representatives completed copies of IRS Form 8883 and required schedules thereto as well as any applicable state or local forms (together with IRS Form 8023, the “338 Forms”). Federal and the Stockholders’ Representatives shall act in good faith to (i) determine and agree upon the amount of the aggregate deemed sales price (“ADSP”) (within the meaning to Treas. Reg. §1.338(h)(10) 1(d)(3) and §1.338-4 and (ii) agree upon the proper allocations (the “Allocations”) of the ADSP among the assets of WGI in accordance with Treas. Reg. §1.338(h)(10)-1(d) (3), §1.338-6, and §1.338-7. The allocation of the Purchase Price among the assets of WGI shall be made in accordance with Code Section 338 and Treasury Regulations thereunder and any comparable provisions of state or local Income Tax law in a manner consistent with the Allocation Schedule attached hereto as Exhibit C (the “Allocation Schedule”). Federal and Stockholders will, subject to the requirements of any applicable tax law or election, file all Tax Returns and reports consistent with the 338 Forms and the allocation provided in the Allocation Schedule. In addition, the Closing cash payment plus assumed liabilities is agreed by the parties to be paid in consideration of (a) all assets the Stockholders transferred to Federal under this Agreement other than goodwill, up to the full fair market value of such other assets, and (b) to the extent of any excess of such payment over the fair market value of such other assets, to goodwill. All post Closing payments including payments from the Escrow Accounts pursuant to Section 6.4.10 and the Net Assets Adjustment to the Purchase Price in Section 2.6 are agreed by the parties to be paid in consideration for goodwill transferred.

6.7    Resignations. Each officer and member of the board of directors of WGI shall tender their resignation as an officer and director of WGI effective as of the Closing Date.

6.8    Antitrust Filings. As promptly as practicable after the execution of this Agreement, WGI and Parent (i) shall use all Commercially Reasonable Efforts to cooperate with one another in determining which filings are required to be made by each party and which consents, approvals, permits or authorizations are required to be obtained by each party from Governmental Authorities or other third parties in connection with the consummation of the transaction (the “Antitrust Filings”) and (ii) shall use all Commercially Reasonable Efforts to assist the other party in timely making all such filings and timely seeking all such consents, approvals, permits authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use all Commercially Reasonable Efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking the termination of any waiting period under the HSR Act or other merger notification laws, if applicable. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. Each of WGI and Parent will notify the other promptly upon the receipt of any comments from any Governmental Entity in connection with any filing made pursuant hereto and of any request by any Governmental Entity for amendments or supplements to the Antitrust Filings or for additional information and will supply the other with copies of all relevant correspondence between such party or any of its representatives and the Governmental Entity, with respect to any Antitrust Filing (excluding any confidential information included therein.

6.9    Supplemental Schedules. The Schedules are attached to this Agreement as of the execution of this Agreement. On or prior to two (2) business days before the Closing, WGI will provide to Parent replacement Schedules, updated and revised as necessary from the version attached as of the execution of this Agreement, excluding any Schedules that are made with respect to specific dates, which are not required to be updated. No update or revision to any part of the Schedules pursuant to this Section 6.9 shall (i) be deemed to cure any breach of any representation or warranty that was inaccurate at the time it was made or (ii) constitute a waiver by Parent of any condition set forth in this Agreement, unless, in either case, Parent specifically agrees thereto in writing.

6.10    Stockholders’ Post-Closing Obligation. From the date of this Agreement and continuing through and following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Stockholders shall, and shall use Commercially Reasonable Efforts to cause their respective Affiliates, officers, agents, heirs, representatives, successors and assigns, as applicable to, (a) maintain the confidentiality of, (b) not use in any way that would reasonably be expected to be adverse to, or have an adverse effect on, Parent or WGI, and (c) not divulge, to any Person (other than their Representatives) all confidential or proprietary information of WGI or Parent, except with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) or except as may reasonably be necessary in connection with the performance enforcement and/or defense of any indemnification obligations under this Agreement, to perform or enforce any covenants under this Agreement, or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (i) otherwise becomes lawfully available to the Stockholders, or their respective Affiliates, officers, agents, heirs, representatives, successors and assigns after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to Parent or WGI or (ii) is or becomes generally available to the public without breach of this Agreement by the Stockholders, or their respective Affiliates, officers agents and representatives.

6.11    Termination of 401(k) Plan. WGI shall, at its expense, terminate the WGI 401(k) Plan prior to the Closing Date, by resolution adopted by the Board of Directors of WGI, on terms acceptable to Parent; and shall simultaneously amend the WGI 401(k) Plan to the extent necessary to comply with all applicable laws to the extent not previously amended. Said termination shall provide that all participants in the WGI 401(k) Plan shall be fully vested in their account balances under said Plan. WGI shall further notify participants in the WGI 401(k) of its termination prior to the Closing Date.

6.12    Termination of ESOP. Prior to the Closing, WGI’s board of directors shall adopt resolutions, the form and substance of which are reasonably satisfactory to Parent: (i) approving the termination of the ESOP, with such termination effective immediately prior to and contingent on the Closing; (ii) providing that, as of the Closing Date, all individuals with account balances in the ESOP on the Closing Date shall have a 100% vested interest in their account balances in such plan, (iii) providing that each ESOP participant’s or beneficiary’s interest in the Escrow Account will be maintained in a separate account under the plan (the “Special Account”) until such time as the ESOP receives complete distribution of its interest in the Escrow Account (or, if earlier, the date that the independent fiduciary determines that maintaining the Special Account has ceased to be in the best interests of the ESOP’s participants and beneficiaries); (iv) providing that upon complete payment of all amounts due to the ESOP from the Escrow Account and the ESOP’s receipt of a favorable determination letter from the IRS with respect to the termination of the ESOP, the ESOP shall complete the distribution of all ESOP assets in a lump sum cash distribution and the winding up of the plan’s affairs in accordance with the terms of the ESOP and the determination letter; and (v) providing that until complete payment of all amounts due to the ESOP from the Escrow Account, the Escrow Agent shall invest the assets held in the Special Account as the agent of the ESOP’s trustee. At the Closing, the Stockholders, at WGI’s expense, shall deliver to Parent (i) a complete IRS Form 5310 determination letter application (completed to the reasonable satisfaction of Parent’s legal counsel) that, at the Closing, shall be signed by WGI and mailed to the IRS and (ii) all supporting documentation (reasonably satisfactory to Parent’s legal counsel) relating to such IRS Form 5310. Following the Closing and for so long as the Special Account exists, an independent trustee shall be appointed for the ESOP (or any successor plan). The Stockholders, Parent and WGI shall cooperate and take any all action reasonably necessary to facilitate the termination and winding up of the ESOP, including the Closing Date filing of the IRS determination letter request and adoption of any amendments necessary to maintain the tax qualified status of the ESOP and the tax-exempt status of its related trust. The ESOP will, to the maximum extent permitted by ERISA and the ESOP plan documents, as determined by the ESOP trustee, pay all expenses incurred with respect to the transactions contemplated by this Agreement, the administration of the ESOP and the implementation of the termination of the ESOP; and to the extent such expenses may not be paid by the ESOP, such expenses will be paid by the Non-ESOP Stockholders to the extent that such expenses arise out of any action, including any amendment, testing or other actions required in order to obtain a favorable IRS determination letter relating to the termination of the ESOP and the IRS form 5310 determination letter application.

6.13    Directors and Officers.

6.13.1    Indemnification by Parent. From and after the Closing Date, Parent shall indemnify and hold harmless each present and former director and officer of WGI, determined as of the Closing Date (the “Indemnified Persons”), against any costs or expenses (including, without limitation, the advancement of expenses and payment of reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of WGI or is or was serving at the request of WGI as a director or officer of another corporation, partnership, joint venture, trust, employee stock ownership plan (including, without limitation, acting as trustee of the ESOP) or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Persons would be entitled under WGI’s Certificate of Incorporation and Bylaws or under applicable law.

6.13.2    Insurance. Prior to the Closing Date, Parent shall cause the persons serving as directors and officers of WGI immediately prior to the Closing Date to be covered by the directors’ and officers’ liability insurance policy maintained by WGI for a period of six (6) years after the Closing Date (provided that Parent may substitute therefor policies from an insurer of at least equivalent financial strength of at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous than such policy or single premium tail coverage with policy limits equal to WGI’s existing coverage limits) with respect to acts or omissions occurring prior to or on the Closing Date which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 200% of the annual premium currently paid by WGI for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.13.2, Parent shall, in consultation with the Stockholders’ Representatives, use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

6.14    Payment of ESOP Loans. Immediately upon the ESOP’s receipt of its share of the Direct Payment, the ESOP shall repay all outstanding principal and accrued interest on all ESOP loans.

Article 7

Conditions Precedent

7.1    Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1    No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

7.1.2    HSR Act. The waiting period (and any extension thereof) applicable to the Transaction under the HSR Act and any other merger notification law shall have been terminated or shall have expired.

7.1.3    Government Consents. Other than contract novations referenced in Section 6.5.2 hereof, all filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Transaction and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.4    No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each party agreeing to use all Commercially Reasonable Efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

7.1.5    Escrow Agreement. Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.1.6    Flow of Funds Memorandum. Parent and the Stockholders’ Representatives shall have executed and delivered the Flow of Funds Memorandum.

7.2    Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction. The obligation of Parent and Federal to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Federal prior to Closing:

7.2.1    Representations and Warranties. The representations and warranties of WGI contained in Article 3 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had, nor reasonably would be expected to have, an WGI Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Schedules made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and WGI and the Stockholders shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of WGI by the President and Chief Financial Officer of WGI and signed by each Stockholder on his or its own behalf.

7.2.2    Agreements and Covenants. WGI shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and WGI and the Stockholders shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of WGI by the President and Chief Financial Officer of and signed by each Stockholder on his or its own behalf.

7.2.3    Legal Opinion. Parent and Federal shall have received an opinion from Patton Boggs LLP, counsel to WGI, in substantially the form attached hereto as Exhibit D.

7.2.4    Closing Documents. WGI and the Stockholders shall have delivered to Parent the closing certificate described hereafter in this paragraph and such closing documents as the Parent shall reasonably request (other than additional opinions of counsel), including a good standing certificate from Delaware with respect to WGI. The closing certificate, dated as of the Closing Date, duly executed by WGI’s President, Treasurer, and Secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of WGI in connection herewith, (b) the resolutions adopted by the board of directors of WGI authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of WGI.

7.2.5    Third Party Consents. All third party consents or approvals listed in Schedule 7.2.5 hereto shall have been obtained by WGI and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6    No Severance Obligations. Except as described in Section 7.3.5, WGI (and Parent and Federal) shall not be subject to any severance agreements or other obligations, in each case, triggered solely by the transactions contemplated hereby.

7.2.7    Updated Employee List. WGI shall have delivered to Federal a list dated as of the Closing Date containing the name of each person then employed by WGI and each such employee’s position and annual salary.

7.2.8    Consulting, Non-Compete, Non-Solicitation, and Non-Disturbance Agreement.

(a)    The Consulting, Non-Compete, Non-Solicitation and Non-Disturbance Agreement, in the form attached hereto as Exhibit E (the “Stockholder Consulting Agreement”), entered into by and between William H. Reno and Parent, dated as of the date hereof and executed simultaneously herewith, shall be in full force and effect and shall not have been amended or rescinded as of the Closing Date. Each of Parent and the Stockholders agrees that no portion of the Purchase Price shall be allocated for Tax purposes to the Stockholder Consulting Agreement.

(b)    The written non-compete, non-solicitation and non-disturbance agreement, in the form attached hereto as Exhibit F , entered into by and between Parent and Hank L. Kinnison, dated as of the date hereof and executed simultaneously herewith, shall be in full force and effect and shall not have been amended or rescinded as of the Closing Date.

7.2.9    Employment Offers. Hank L. Kinnison, Janice M. Lynch, Bryan Stanford, Randy Sullivan and John N. Turner and a minimum of 90% of all full time direct billable employees of WGI as of the date hereof shall have accepted employment offers from

Parent and will have executed all standard agreements required of new Parent employees, copies of which are attached hereto as Exhibit G.

7.2.10    Updated Independent Contractor List. WGI shall have delivered to Federal a list dated as of the Closing Date containing (i) the name of every individual performing, as an independent contractor to WGI, services in support of the requirements of any WGI Government Contract or other agreement with a customer of WGI, (ii) the WGI Government Contract or other WGI customer agreement in support of which such individual is performing services, and (iii) a description, the date and the term of WGI’s agreement with such individual for such services.

7.2.11    Independent Contractors. Not more than fifteen percent (15%) of the individuals, who are performing, as independent contractors to WGI, services in support of the requirements of any WGI Government Contract or other agreement with a customer of WGI as of the date hereof and whose services continue to be required by such customer as of the Closing Date, shall have terminated (or provided notice terminating) their agreements with WGI to provide such services or otherwise have ceased (or provided notice of their intent to cease) providing such services.

7.2.12    Material Adverse Effect. Since the date of this Agreement, WGI shall not have suffered an WGI Material Adverse Effect.

7.2.13    No Outstanding Options, Warrants, etc. There shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating WGI to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock.

7.2.14    Resignation of Officers and Directors. WGI shall have delivered to Federal written resignations, dated as of the Closing Date, of all of the officers and directors of WGI.

7.2.15    Termination of Credit Facilities. WGI shall have delivered evidence satisfactory to Federal that all amounts outstanding under any credit or loan agreements between WGI and Bank of America and related agreements and notes have been paid in full or will be paid in full from proceeds of the Transaction and that documentation providing for the release of all Liens on WGI’s assets is available for filing immediately after the Closing.

7.2.16    Release of Liens. WGI shall have delivered evidence satisfactory to Federal that all liens on WGI’s assets (other than Permitted Encumbrances) and the Shares have been released or terminated, as the case may be.

7.2.17    Certificate as to Certain Tax Matters. WGI shall have delivered to Federal statements, substantially in the form attached hereto as Exhibit H, that meet the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations and certify that WGI is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

7.2.18    IRS Form 8023. WGI shall have delivered to Federal a properly completed and executed IRS Form 8023 as required by Section 6.6.8.

7.2.19    ESOP. Parent shall have received:

(a)    an opinion, dated as of the Closing Date, issued to the ESOP by a financial advisor to the ESOP that the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view;

(b)    a legal opinion of McDermott, Will and Emery, counsel to the ESOP, dated as of the Closing Date, substantially in the form of Exhibit I attached hereto;

(c)    evidence reasonably satisfactory to Parent as to the authority of the ESOP’s fiduciary(ies) to sell the Shares held by the ESOP pursuant to the terms of this Agreement;

(d)    calculations and supporting documentation reasonably satisfactory to Parent evidencing compliance with Code Section 409(p) for each year during which Code Section 409(p) has been applicable to the ESOP;

(e)    evidence reasonably satisfactory to Parent as to the Closing Date principal balance and accrued interest on any ESOP loan; and

(f)    an estimated Closing Balance Sheet, prepared by WGI in accordance with GAAP consistently applied with the past practices of WGI, showing an estimate of the Net Assets so that Parent may estimate the ESOP Stockholder’s share of any potential positive Net Assets Adjustment and deposit such estimated amount into escrow to fund the payment of any positive Net Assets Adjustment pursuant to Section 2.6.5.

7.2.20    Shadow Stockholder Releases. Each of the Shadow Stockholders shall have executed and delivered to Parent a Shadow Stock Release and Termination Agreement (the “Shadow Stockholder Releases”) in the form attached hereto as Exhibit J.

7.3    Conditions to Obligations of WGI and the Stockholders to Consummate the Transaction. The obligation of WGI and the Stockholders to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by WGI or the Stockholders’ Representatives prior to Closing:

7.3.1    Representations and Warranties. The representations and warranties of Parent and Federal contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Parent shall have delivered to WGI a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by its President and Chief Financial Officer.

7.3.2    Agreements and Covenants. Parent and Federal shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to WGI a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by its President and Chief Financial Officer.

7.3.3    Closing Documents. Parent and Federal shall have delivered to WGI closing certificates of Parent and Federal and such other closing documents as WGI shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and Federal, dated as of the Closing Date, duly executed by the secretary of Parent and Federal, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and Federal in connection herewith, (b) the resolutions adopted by the board of directors of Parent and Federal authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent and Certificate of Incorporation and By-Laws of Federal as currently in effect.

7.3.4    Payment of Purchase Price. Parent shall have tendered the Direct Payment pursuant to the provisions of Section 2.2.2 hereof and shall have delivered the Escrow Payment to the Escrow Agent pursuant to the provisions of Section 2.2.3 hereof.

7.3.5    Employment or Severance Arrangements.

(a)    Federal shall have paid an amount equal to nine (9) months of Paul Roche’s current base salary to WGI, which amount, less applicable withholding taxes, WGI shall pay to him within three (3) Business Days of the Closing, provided that prior to the Closing he shall have entered into an agreement with WGI, in a form reasonably satisfactory to Federal, containing (i) nine (9) month post-employment non-compete and non-solicitation covenants and (ii) his agreement to provide up to forty (40) hours of post-Closing transition support for the Transaction.

(b)    Federal shall have entered into a mutually acceptable agreement with each of Bryan Stanford, Randy Sullivan, Hank Kinnison, John Turner, Christy Samuels and Jan Lynch, which agreement shall provide for a severance payment of an amount equal to six (6) months of such person’s post-Closing base salary if such person’s post-Closing employment by WGI or Federal is terminated by WGI or Federal within six (6) months after the Closing without “cause” as defined in paragraph 3027 of Patent’s Personnel Policies, entitled “Employee Terminations,” version 1.2, dated August 8, 2006.

(c)    Federal shall have paid an amount equal to six (6) months of David T. Fee’s current base salary to WGI, which amount, less applicable withholding taxes, WGI shall pay to him within three (3) Business Days of the Closing, provided that prior to the Closing he shall have entered into an agreement with WGI, in a form reasonably satisfactory to Federal, containing (i) twelve (12) month post-employment non-compete and non-solicitation covenants and (ii) his agreement to provide up to forty (40) hours of post-Closing transition support for the Transaction.

Article 8

Survival of Representations

8.1    WGI’s and the Stockholders’ Representations. Except for the Surviving Representations, the representations and warranties of the Stockholders and WGI on the one hand, and Parent, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date shall survive any due diligence investigation by or on behalf of the parties hereto and the Closing and shall remain effective until eighteen (18) months after the Closing Date (the “Survival Date”). After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by Parent or the Stockholders, as the case may be, with respect thereto on or before the expiration of such period, provided however the following representations and warranties shall survive the Survival Date until the date specified below. Claims for indemnification based on breaches of representations and warranties in Section 3.2 (Capital Stock), Section 3.10 (Taxes), Section 3.11 (Employee Benefits), Section 3.13 (Environmental), and Section 3.24.8 (DCAA Audits) (collectively the “Surviving Representations”) shall survive the Survival Date and remain effective until the fifth (5th) year anniversary of the Closing Date and thereafter shall be of no further force and effect, and claims for indemnification based on breaches of the Surviving Representations may be made up to and including such date. In addition, claims for indemnification arising under Section 6.2.2(a)(iii) may be made up to and including the fifth (5th) year anniversary of the Closing Date.

8.2    Covenants. The parties acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in Section 6.13 above, shall survive Closing and are unaffected by Section 8.1.

Article 9

Other Provisions

9.1    Termination.

9.1.1    Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a)    by mutual written consent of Parent and WGI;

(b)    by Parent if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of WGI or any Stockholder and such breach has not been cured within ten (10) Business Days after written notice to WGI (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

(c)    by WGI, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Federal and such breach has not been cured within ten (10) Business Days after written notice to Parent (provided, that WGI is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied;

(d)    by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the stock or assets of WGI, or compel Parent or Federal to dispose of or hold separate all or a material portion of the business or assets of WGI or Parent or Federal as a result of the Transaction; or

(e)    by any party hereto if the Transaction shall not have been consummated on or before July 1, 2007 , provided that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.1.2    Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transaction, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Transaction shall be abandoned without further action by the Stockholders or Parent. If this Agreement is terminated pursuant to Section 9.1.1:

(a)    Parent shall upon written request from the Stockholders return all documents, work papers and other materials (and all copies thereof) obtained from the Stockholders or WGI relating to the Transaction, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)    At the option of the Stockholders, all filings, applications and other submissions made pursuant to the provision of this Agreement shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)    The obligations provided for in this Section 9.1.2 and Section 6.1 (Expenses) shall survive any such termination of this Agreement; and

(d)    Notwithstanding anything in this Agreement to the contrary but subject to the limitations of liability set forth in this Agreement, the termination of this Agreement shall not relieve any party from liability for breach of this Agreement.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third (3rd) Business Day following the date on which so mailed or sent:

To Parent and Federal:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

with copies to:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Larry White, Office of the General Counsel

and

Squire, Sanders & Dempsey L.L.P.

8000 Towers Crescent Drive, 14th Floor

Tysons Corner, VA 22182-2700

Attention: Robert E. Gregg

To WGI:

The Wexford Group International, Inc.

8618 Westwood Center Drive, Suite 200

Vienna, VA 22182

Attention: William H. Reno, President and CEO

with a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, D.C. 20037-1350

Attention: Geoffrey G. Davis

To the Non-ESOP Stockholders’ Representative:

William H. Reno

2706 So. Ives Street

Arlington, VA 22202

To the ESOP Stockholders’ Representative:

Bryan Stanford

22482 Forest Manor Drive

Ashburn, VA 20148

9.3    Disclosure Schedules. Each Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Schedules need not be attached to each copy of this Agreement. Any fact or item that is disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement readily apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto or the absence of a qualification of any representation and warranty by reference to a Schedule.

9.4    Effect of Waiver of Consent. No waiver or consent, express or implied, by any person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run.

9.5    Entire Agreement. Unless otherwise herein specifically provided, this Agreement, that certain side letter of even date herewith among WGI, Parent and the Stockholders’ Representatives and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

9.6    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

9.7    Assignability. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.8    Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and assigns, the Indemnified Persons pursuant to Section 6.13 and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise. Furthermore, nothing in this Agreement, whether express or implied, shall either (i) constitute an amendment to any Plan or to any other employee benefit plan or (ii) constitute the creation of a new employee benefit plan by either WGI, Parent or any of their Affiliates.

9.9    No Other Duties. The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

9.10    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.11    Time of Essence. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

9.12    Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.13    Governing Law; Venue. This Agreement shall take effect and shall be construed as a contract under the laws of the Commonwealth of Virginia, without regard to its conflict of law principles. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in Fairfax County, Virginia, which shall be deemed to be a convenient forum. The parties hereto hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Fairfax County, Virginia.

9.14    Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

9.15    Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement under seal as of the date first above written.

CACI International Inc

By:	/S/ THOMAS A. MUTRYN
Thomas A. Mutryn, Chief Financial Officer

CACI, INC.-FEDERAL

By:	/S/ THOMAS A. MUTRYN
Thomas A. Mutryn, Chief Financial Officer

The Wexford Group International, Inc.

By:	/S/ WILLIAM H. RENO
William H. Reno, President and CEO

/S/ WILLIAM H. RENO
William H. Reno, as the Non-ESOP Stockholders’ Representative

/S/ BRYAN STANFORD
Bryan Stanford, as the ESOP Stockholder’s Representative

/S/ WILLIAM H. RENO
William H. Reno, individually

The Reno Family Dynasty Trust

By:	/S/ LUANN F. RENO
LuAnn F. Reno, Trustee

The Wexford Group International, Inc. Employee Stock Ownership Plan

By:	/S/ BRYAN STANFORD
Bryan Stanford, Trustee